UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Thor Industries, Inc.

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THOR
Go Everywhere. Stay Anywhere.™

40 Years of RVing

1980 - 2020

Celebrating the past, looking forward to the future!

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	1

LETTER FROM THE BOARD OF DIRECTORS

DEAR FELLOW SHAREHOLDERS OF THOR INDUSTRIES:

Forty years ago, our founders, Peter Orthwein and Wade Thompson, formed Thor Industries and began boldly investing in the recreational vehicle industry. Forty years later, as your Board of Directors, we are pleased to report on how well your Company navigated the challenges that it and the world faced during Fiscal Year 2020. Before we discuss our operating results though, as a Board of Directors and a Company, we want to reiterate Thor’s strong stance in support of equal justice for all and to stress the need for continued diligence in the quest to reach a consistent application of that essential and fundamental measure of treatment for all individuals. At Thor, we believe in the value of an inclusive work environment and are committed to an intentional journey to ensure inclusion and equality.

Our Fiscal Year 2020 Operating Performance

Fiscal Year 2020 tested our management and employees around the world in unimaginable ways. Fiscal Year 2020 started with reason for optimism, Thor and the industry had navigated through an excess inventory challenge to find a strong retail demand that foretold a very strong Spring selling season. Thor’s strategic initiatives positioned the Company to perform well as the market promised a return to growth. Both the industry generally, and Thor specifically, had great momentum at that time. As we approached our industry’s high season, however, the pandemic struck, bringing that momentum to a screeching halt in both North America and in Europe. To protect our employees, partners, customers, and communities, in mid-March, we promptly closed the operations of all of our worldwide operating companies. This was the first time in our 40-year history that we halted all of our operations. The broad shutdown around the world severely dampened the anticipated strong Spring selling season as people and businesses followed strict shelter-in-place orders across North America and Europe.

During the shutdown, our management team dedicated themselves to two primary missions: to best manage cash flow during the unprecedented and uncertain times and to develop a return-to-work strategy that would enable our team members to work as safely as possible once we re-opened in North America and in Europe. The challenge of managing through the pandemic was complicated by the fact that the acquisition of the Erwin Hymer Group had just reached its one-year anniversary and the response required focus in many regions of the world. We believe the return-to-work strategy has proven to be effective as to date not a single employee of the Company’s 20,000 plus employees worldwide has been hospitalized during the pandemic.

During the shutdown, management took extraordinary steps, including completely eliminating the base salary of the CEO and significantly reducing the base compensation of the Company’s Named Executive Officers. At that time, the Board made a similar decision and significantly reduced our pay during the shutdown. Additionally, management worked diligently to minimize cash outflow as our top line rapidly declined. The success of management’s efforts manifested itself in our third quarter results which covered the months of February, March, and April, months marked by a drastic slowdown and then a complete shutdown. During that time, Thor effectively managed working capital to realize positive cash flow, despite the near-complete loss of top line at times during the shutdown.

2	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

As production resumed after the shutdown, our employees enthusiastically accepted the challenge of working in a new environment controlled by safety protocols. The result has been a very positive experience even when the communities in which we operate experienced heightened COVID impacts. To help drive improvement in our communities, management took a community leadership role as it provided tours to local, state, and federal officials, including officials from the Centers for Disease Control, to demonstrate safe return-to-work protocols. Locally, when Elkhart County saw a spike in COVID cases, management engaged with local leaders, seeking to improve community safety protocols. The failure to arrest the growing number of cases in Elkhart County during the early days of summer could have forced a second shutdown of much of the RV industry, including Thor. Management worked tirelessly and successfully to help turn the tide of the increasing cases.

For many years, we have reported to you that management’s strategic positioning of your company leaves it nimble and able to react to potentially dramatic market swings. Never has that strategic positioning been more severely challenged than it was during our third and fourth quarters of Fiscal Year 2020. The results were remarkable as we increased our annual sales to $8.17 billion and our net income attributable to Thor to $223 million despite the extensive COVID-related shutdown. Whether evaluated individually or in the context of its peers in the RV industry, Thor performed exceedingly well in the face of the unprecedented challenges posed by the pandemic.

As Thor re-opened shortly before the start of our fiscal fourth quarter, retail demand for its products in North America quickly returned while Europe showed a slower but steady return. Thor’s companies eased back into production as it tested its return-to-work playbook and focused on team member safety. As demand grew from strong to record retail levels in North America, Thor moved back to full production in a matter of weeks. Full production in the face of a pandemic is an incredible challenge that continues to require constant focus on compliance with robust safety protocols. Thor’s management has met this challenge daily and will work to continue to do so until the pandemic is behind all of us.

Despite the first month of the fourth quarter being severely negatively impacted by the shutdown and slow start-up, Thor ended the fourth quarter with an outstanding performance, led by North American results, Thor’s net income was $119.2 million, up from the same quarter last year by almost 30%. At the same time our stock reached 52-week highs during the fourth quarter and ended our fiscal year trading at $113.99, a price that is over 90% higher than where the stock ended last year.

As we look ahead to Fiscal Year 2021, we will continue to face business pressures related to the pandemic. Nonetheless, barring another forced shutdown or a significant downturn in macroeconomic influences, we foresee a continuation of the strong retail market, as RVing continues to be embraced as a wonderful way to spend time with family and friends and adopted as a safe alternative compared to other means of travel and vacationing. We believe that new buyers will result in a growth of our overall market, and that Thor is well positioned to perform well in that market.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	3

Governance Developments

We continue on our intentional journey to continually improve corporate governance. At Thor, our system of governance secures our financial integrity and sustained performance.

As we diligently managed our cash flow during the pandemic, one area that remained a focus was our developing ESG program. Thor believes that the value of a company must be measured through many lenses and not solely on its profit. Thor is very focused on its impact on people and on the environment. In 2019, we created our ESG Committee with oversight by our Board. The ESG Committee made significant strides during Fiscal Year 2020. Most prominently, Thor announced that it would be net zero with GHG emissions by 2050 and agreed to track its progress toward that goal until it does. Recently, Thor released its second annual ESG Report which can be found on our website at www.thorindustries.com.

Thor also made significant commitments toward its objective of establishing a more inclusive and diverse workforce. Management engaged Chandria Harris, a nationally recognized leader in inclusion training, who is helping lead this initiative and appointed a committee comprised of team members from all disciplines within the Company and empowered that committee to drive steady and intentional progress on our diversity, equality, and inclusion initiatives.

Additionally, as part of its board refreshment plan, our Board continued its search for new Board members, focusing on diverse candidates. We anticipate the addition of two new board members by the end of calendar year 2021, as we execute on our transition and refreshment strategy. We look forward to benefiting from the diverse perspectives that will accompany an enriched Board.

Looking Ahead

Fiscal Year 2020 tested our worldwide management teams, our business model and our strategies. Our management teams met those challenges head-on and the Company performed very well in an exceptionally erratic market and volatile world. In Fiscal Year 2021 we may continue to be challenged by the pandemic and its impacts. We believe, however, that Thor is well-situated to seize opportunities presented by the current strong market for our products and to build upon its history of success.

As we look ahead, we remain confident in the future of Thor Industries and thank you—our Shareholders—for the trust and confidence that each of you place in Thor.

The Board of Directors of Thor Industries, Inc.

4	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Thor Industries, Inc. Annual Meeting of Shareholders to be Held on December 18, 2020.

Dear Fellow Shareholders:

It is our pleasure to invite you to our Annual Meeting of Shareholders (our “Meeting” or “Annual Meeting”) that will be held on December 18, 2020, at 8:00 a.m., Central Standard Time, at the Waldorf Astoria Chicago, Chicago, IL 60611 in the Hemingway Meeting Room. At the meeting, our Shareholders will be asked to:

Board Recommendations

• Elect the Directors named in the Proxy Statement;	FOR

• Ratify the appointment of the independent registered
public accounting firm;	FOR

• Vote, on an advisory basis, to approve the Named
Executive Officer compensation; and	FOR

• Transact such other business as may properly come before the Meeting.

Shareholders of record as of the close of business on October 19, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting and any postponement or adjournment thereof. Given public health concerns related to the coronavirus pandemic (COVID-19), we urge you to consider voting in advance of the meeting via one of the remote methods described below in lieu of attending the meeting in person. While we intend to hold the Annual Meeting in person, we are actively monitoring the coronavirus pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event that it is not possible or advisable to hold the Annual Meeting in person or at the scheduled date, time or location, we will announce alternative arrangements for the Annual Meeting via a press release as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication in a virtual meeting format. As always, we encourage you to vote your shares prior to the Annual Meeting.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	5

Thor Industries tremendously values the input of its Shareholders. Your vote, every vote, is important to us. Please take the time to review our Proxy Statement and submit your votes.

We appreciate your continued confidence in our Company and look forward to your input.

Andrew E. Graves	Todd Woelfer
Chairman of the Board	Senior Vice President, General Counsel,
and Corporate Secretary

6	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

You are entitled to vote at the Meeting if you were a holder of record of Thor Industries, Inc. common stock, $0.10 par value (“Common Stock”), at the close of business on October 19, 2020. At the close of business on that date, 55,366,241 shares of our Common Stock were outstanding and entitled to vote.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	7

Review the Proxy Statement and Vote in One of Four Ways

INTERNET You may vote by internet 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 17, 2020, by following the instructions listed on the Notice Card.

TELEPHONE You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Standard Time, on December 17, 2020, by following the instructions listed on the Notice Card.

MAIL

You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

IN PERSON

Attend the Meeting in person. If you plan to attend the Annual Meeting, you will be required to present photo identification and verification of the amount of shares held as of October 19, 2020, to gain access to the meeting. Given public health concerns related to the pandemic, we urge you to consider voting in advance of the meeting in lieu of attending the meeting in person.

Notice to Shareholders: Our 2020 Proxy Statement and Annual Report on Form 10-K are available free of charge on our website at www.thorindustries.com.

9

 PROXY SUMMARY

While we offer this summary review of the information contained in our Fiscal Year 2020 Proxy Statement, we encourage you to carefully review the entire Proxy Statement before voting.

Voting Matters	Board Recommendations

•	PROPOSAL 1:
Election of nine (9) directors named
	in this proxy statement.	FOR

each of the nominees
•	PROPOSAL 2:
Ratification of appointment of independent
	registered accounting firm for Fiscal Year 2021;	FOR

•	PROPOSAL 3:
Advisory vote to approve the compensation
	of our named executive officers (“NEOs”)	FOR

10	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

BUSINESS PERFORMANCE HIGHLIGHTS

NET INCOME	SALES

Our net income grew in Fiscal Year 2020 to $223 million.	Despite the impact of the pandemic, our annual sales grew to $8.17 billion.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	11

DILUTED EPS

Our EPS grew to $4.02.

CASH GENERATION

Despite the severe impact of the pandemic on our business, we demonstrated our ability to consistently generate operating cash, generating $540.9 million in Fiscal Year 2020.

HISTORY OF INCREASING REGULAR

DIVIDENDS

Thor’s ultimate mission is to return value to our Shareholders. An important component of that mission is our dividend policy. To that end, Thor has increased its regular cash dividends each of the last ten (10) years and recently announced an increase in the dividend awarded in the first quarter of Fiscal Year 2021. Over the last five (5) years, Thor’s dividend has grown at an APR of over 8.2%.

12	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

ESG REPORT

In Fiscal Year 2020, Thor made significant advancements on its ESG strategy. During Fiscal Year 2020, Thor:

•	Became a signatory of the “CEO Action for Diversity & Inclusion”, a coalition of more than 900 leading companies and organizations committed to advance diversity and inclusion within the workforce.

•	Established a new senior management role to lead our sustainability efforts. The Vice President of Global Supply Management and Sustainability is tasked with setting strategy and developing related goals to embed sustainability across the enterprise.

•	Evaluated and documented all Scope 1 and Scope 2 Greenhouse Gas (GHG) CO2e (Carbon Dioxide and equivalent emissions that contribute to climate change) based on total emissions in metric tons, emissions per RV unit sold and emissions per $100,000 Revenue, quantified by Thor subsidiary, EU and NA regions, and global THOR.

•	Became a signatory of the UN Global Compact “Business Ambition for 1.5[o]C” to become a global leader in the fight against the economic, social and environmental effects of climate change.

•	Calculated Science Based Targets for GHG CO2e targets to achieve 50% reduction in Scope 1 and Scope 2 emissions on or before 2030, and targets to achieve Net Neutrality for GHG CO2e emissions on or before 2050.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	13

14	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

    COMPENSATION HIGHLIGHTS

ALIGNMENT OF PAY AND PERFORMANCE

As we reported last year, we revised our compensation plan by introducing Performance Share awards and new metrics — Return on Invested Capital (“ROIC”) and Free Cash Flow (“FCF”). In our first year under the revised compensation plan, the program tied our executive compensation to our performance well.

As the pandemic struck, our NEOs approached the Board with a request to reduce their base salary. Our Chief Executive Officer, Bob Martin, reduced his base salary to zero and our remaining NEOs reduced their base salaries by 40% during the shutdown and the beginning of the re-opening period. As the NEOs presented this request to the Board, their expressed focus was to ensure that they remained aligned with our shareholders. At the time, the cessation of production painted a short-term gloomy prospect for our ability to return value to you, our shareholders.

Intending to align with you, our management team requested these pay reductions while it focused on maximizing cash flow and performance during the shutdown and the subsequent re-opening. The Board joined management and reduced its pay by 40% during the same time that management’s pay was reduced.

We believe our new compensation plan reinforces the long-term incentive elements of our program, utilizing multiple metrics that align well with shareholder return. Using targets that are established by review of peer compensation, we set our NEO’s targeted compensation as a percentage of the peer group benchmark. For Fiscal Year 2020, our CEO’s targeted pay level is 35% of peer group level.

As in years past, in Fiscal Year 2020, a predominant percentage of our CEO and other Named Executive Officer (“NEO”) compensation was variable incentive pay as demonstrated by the accompanying charts:

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	15

KEY COMPENSATION ACTIONS TAKEN IN FISCAL YEAR 2020

•	Implementation of our new plan, comprised of base salary, cash incentive compensation, Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”).

•	Reliance upon multiple metrics, including FCF, ROIC, and net income before tax (“NBT”).

•	Increase in base salary to our Chief Financial Officer, Colleen Zuhl, to $725,000 with no other increases from Fiscal Year 2019 base salaries.
•	Management-requested and Board-adopted compensation reduction for NEOs and the Board during the Company’s pandemic induced production shutdown.

•	Continued use of a compensation advisory firm, Willis Towers Watson, for benchmarking, regulatory guidance, and compensation analyses.

For additional information regarding the compensation of our NEOs, see our Compensation Discussion and Analysis.

16	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

CORPORATE GOVERNANCE HIGHLIGHTS

Good corporate governance is essential to the continued long-term success of our business. The following list identifies important governance actions and practices at Thor in Fiscal Year 2020:

Director Independence	• Seven (7) of our nine (9) Directors are independent
• Independent Chairman
• Board committees comprised entirely of independent members of the Board
• Independent Directors meet without management present

Board Refreshment	• Balance of new and experienced Directors with an intentional board refreshment program
• Follow a mandatory retirement policy requiring all Directors who are 72 years of age or older to submit a resignation to the Board for consideration each year
• Guided by a diversity policy
• Implemented a contemplated timeline for refreshment of long-standing board members that is intended to result in the introduction of two (2) new board members by the end of calendar year 2021

Board Accountability	• Declassified Board of Directors

•  Apply a majority voting standard for Directors requiring Directors in uncontested elections to be elected by a majority of the votes cast and requiring submission of resignation in the event that the required majority vote is not received

Board Evaluation	• Annual Board Self-Assessment
& Effectiveness	• Bifurcated Chairman and CEO roles

Director Engagement	• All Directors attended 96% of Board and Committee meetings in Fiscal Year 2020
• No Directors serve on an excessive number of outside boards
• Board committees possess the right to hire advisors
• Executives do not sit on outside for-profit boards

Clawback and Anti-Hedging Policies	• “No Fault” Clawback Policy: Return of incentive compensation when financial restatement is required
• Anti-hedging, short sale, and pledging policies

•  Double trigger change in control provisions added in our 2010 Equity Plan and our 2016 Equity Plan requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award

Share Ownership	• Share ownership and retention guidelines for Directors and Officers

Proxy Access	• Allow for Proxy Access for up to twenty (20) Shareholders who, in the aggregate, hold at least 3% of Thor’s outstanding stock for a period of at least three (3) years

Board Engagement	• Continued Shareholder and advisory firm engagement
• Disclosure of Company Governance Guidelines

ESG	• Empower an ESG Committee, reporting directly to the Nominating and Corporate Governance Committee of the Board of Directors, that is responsible for ESG performance and reporting

PROXY SUMMARY
4	Notice of Annual Meeting
4	Board Recommendations
18	Voting Instructions and Information
ELECTION OF DIRECTORS
21	Proposal 1 – Election of Directors
23	Director Nominees
29	Corporate Governance
32	Board Risk Oversight
34	Shareholder Communications
37	Executive Officers Who Are Not Directors
RATIFICATION OF INDEPENDENT AUDITORS
38	Proposal 2 – Ratification of Independent Registered Public Accounting Firm
40	Report of Audit Committee
ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION
41	Proposal 3 – Advisory Vote to Approve Named
Executive Officer Compensation
COMPENSATION DISCUSSION AND ANALYSIS
42	CD&A Summary
46	Our Compensation Philosophy
50	Reviewing the Elements of Compensation from Fiscal Year 2020
54	Additional Compensation Elements
55	Severance Plans and Change in Control Agreements
55	How We Make Compensation Decisions
57	Our Peer Group
58	Measuring the Alignment
60	Report of the Compensation and Development Committee
61	2020 CEO Pay Ratio
62	Interlocks, Insider Participants, and Risk Assessment
64	Summary Compensation Table
65	Grants of Plan-Based Awards
66	Executive Employment Agreements
66	Summary of Equity Compensation Plans
70	Outstanding Equity Awards at 2020 Fiscal Year-End
71	Option Exercises and Shares Vested in Fiscal Year 2020
73	Non-Qualified Deferred Compensation for Fiscal Year 2020
73	Summary of Deferred Compensation Plan

75	Ownership of Common Stock
78	Additional Corporate Governance Matters
78	Certain Relationships and Transactions with Management

18	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

GENERAL INFORMATION ABOUT

OUR ANNUAL MEETING

A copy of this Proxy Statement and our Annual Report for the fiscal year ended July 31, 2020 (“Fiscal Year 2020”), will be sent to any Shareholder who requests a copy through any of the following methods:

•	Internet: www.proxyvote.com
•	Telephone: 1-800-579-1639
•	E-mail: sendmaterial@proxyvote.com

The Annual Report is not to be considered a part of this proxy soliciting material.

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

You are entitled to vote if our records show that you held shares in our Company as of the Record Date, October 19, 2020. At the close of business on that date, 55,366,241 shares of our Common Stock were outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. A list of Shareholders entitled to vote at the Annual Meeting will be available for examination by Shareholders at the Meeting and during regular business hours at the Company’s office for ten (10) days prior to the Meeting.

How to Vote

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, Shareholders will not receive printed copies of the proxy materials unless they request them.

If your Common Stock is held through a broker, bank, or other nominee (held in “street name”), you will receive instructions from the entity holding your stock that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from the entity holding your shares and bring it to the Meeting.

If you hold shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability (“Notice Card”) or the proxy card (if printed materials were requested).

Shareholders may vote their shares in any of the following ways:

INTERNET: You may vote by internet 24 hours a day through 11:59 p.m., Eastern Standard Time, December 17, 2020, by following the instructions listed on the Notice Card.

TELEPHONE: You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Standard Time, December 17, 2020, by following the instructions listed on the Notice Card.

MAIL: You may vote by mail only if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

AT THE MEETING: You may attend the Meeting and vote in person, although, given public health concerns related to the pandemic, we urge you to consider voting in advance of the meeting in lieu of attending the meeting in person.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	19

A proxy submitted by mail that is properly executed and timely returned to our Company that is not revoked prior to the Meeting will be voted in accordance with your instructions. If no instructions are given with respect to the proposal to be voted upon at the Meeting, proxies will be voted in accordance with the recommendations of our Board of Directors on such proposals. You may revoke your proxy at any time until exercised by giving written notice to the Secretary of our Company, by voting in person at the Meeting, or by timely submitting a later-dated proxy by mail, internet, or telephone. At our Meeting, a representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

How Votes are Counted

A quorum is required to transact business at our Meeting. Shareholders of record constituting a majority of the shares entitled to cast votes shall constitute a quorum. If you have returned valid proxy instructions or attend the Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters voted upon at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting

Your vote may be (i) “for” or “withhold” on the proposal relating to the election of Directors, and (ii) “for”, “against”, or “abstain” on each of the other proposals. The affirmative vote of a majority of the votes cast is required to approve each proposal. With respect to director elections, our Amended and Restated By-Laws (“By-Laws”) require each nominee for election as a director to resign from the Board upon failing to receive a majority of the votes cast in an uncontested election, contingent upon the acceptance of the proffered resignation by the Board, with the recommendation of the Nominating and Corporate Governance Committee of the Board. Broker non-votes and abstentions will not impact the outcome of the vote on the proposals related to the election of Directors, ratification of the appointment of our independent registered accounting firm and the advisory vote to approve NEO compensation, as they are not counted as votes cast. It is important to be aware that if you hold shares in street name with a broker, bank, or other nominee, and you do not submit voting instructions, then your broker, bank, or nominee will not be permitted to vote your shares in its discretion on any of the matters set for vote at our Meeting other than Proposal 2 relating to the ratification of the appointment of our independent registered public accounting firm, which is considered a routine matter.

20	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

Cost of Proxy Solicitation

The cost of solicitation is being borne by our Company.

Shareholders Sharing an Address

We will deliver only one Notice of Internet Availability and one Proxy Statement and/or Annual Report, if requested, to multiple Shareholders sharing an address unless we receive contrary instructions from one or more of such Shareholders. We will undertake to deliver promptly, upon written or oral request, separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement to a Shareholder at a shared address to which single copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement are delivered. A Shareholder can notify us either in writing or by phone that the Shareholder wishes to receive separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement, or Shareholders sharing an address can request delivery of single copies of the Notice of Internet Availability, Annual Report and/or Proxy Statement if they are receiving multiple copies by contacting us at Thor Industries, Inc., 601 East Beardsley Avenue, Elkhart, IN 46514, Attention: Corporate Secretary, (574) 970-7460.

OUR BOARD *adheres to a Diversity Policy, requiring the initial list of candidates from which the Board will select nominee(s) to include qualified candidates with diversity of gender, race, and ethnicity.*

37851-001-Part-2 30Oct20 11:49 Page 30

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	21

PROPOSAL 1: ELECTION OF DIRECTORS

Each of our currently serving directors has been nominated for re-election to serve a single-year term. Each of these individuals has agreed to be named in our Proxy Statement as a nominee and to serve as a member of the Board of Directors if elected by the Shareholders. In making this nomination, our Board recognizes that it is of critical importance to the Company that the nominees are individuals who bring crucial skills and unique voices to our boardroom, and the Board carefully considered each nominee’s contributions to the Board and his or her unique skills and qualifications.

The representatives designated to vote by proxy intend to vote FOR the election of the nominees listed below. In the event that any nominee becomes unavailable for election (a situation our Board does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other person as may be designated by our Nominating and Corporate Governance Committee.

QUALIFICATIONS AND

PROCESS FOR NOMINEES

Our Board believes that it is necessary for each of our Directors to possess many diverse qualities and skills. When searching for new candidates, our Nominating and Corporate Governance Committee follows our Diversity Policy as we seek to expand

22	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

our Board diversity. The Board search also considers the evolving needs of our Board, which are defined by our need for guidance in our business, and searches for candidates who fill any current or anticipated future gap. Our Board also believes that all Directors must possess a considerable amount of business management experience. Our Nominating and Corporate Governance Committee evaluates candidates on, as applicable, the satisfaction of any independence requirements imposed by law, regulation, the New York Stock Exchange (the “NYSE”), and/or our Corporate Governance Guidelines. When evaluating Director candidates, our Nominating and Corporate Governance Committee first considers a candidate’s business management experience and then considers that candidate’s judgment, background, stature, conflicts of interest, integrity, ethics, and commitment to the goal of maximizing Shareholder value. In addition, our Board and Nominating and Corporate Governance Committee believe that it is essential that our

Board members represent diverse viewpoints. In our more recent candidate searches, our Board has followed a diversity practice which it formally established as policy at its October 2017 Board meeting. The Diversity Policy requires our Board to obtain an initial slate of candidates that includes qualified candidates with diversity of race, ethnicity, and gender. In considering candidates for our Board, our Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials, in addition to diversity, as they fit with the current composition of the Board. We consider our Board of Directors to be a valuable strategic asset of our Company. To maintain the integrity of this asset, our Board of Directors has been carefully crafted to ensure that its expertise covers diversity of experience and perspective, and these attributes will continue to be considered when nominating individuals to serve on our Board. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to our Board are also considered.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	23

OUR BOARD OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

ANDREW GRAVES Chairman of the Board Age: 61 Director Since: 2010

Mr. Graves, who became a Director in December of 2010, was named as our Chairman of the Board in August 2019. He was CEO for Motorsport Aftermarket Group, a leading manufacturer, distributor, and on-line retailer of aftermarket products for the powersports industry. He joined this privately-held group in January of 2015 as CEO and retired August of 2018. Previously, Mr. Graves served as the President of Brunswick Boat Group, a division of the Brunswick Corporation, an NYSE company. He was with Brunswick from 2005-2014. Prior to his time with Brunswick, Mr. Graves was President of Dresser Flow Solutions, a maker of flow control products, measurement systems, and power systems, from 2003 to 2005, and before that he was President and Chief Operating Officer of Federal Signal Corporation. Our Nominating and Corporate Governance Committee and Board believe that his extensive management experience in related consumer durable businesses whose products are distributed through a dealer network makes him an asset to our Board.

SKILLS AND QUALIFICATIONS

• Management	• International

• Business Operations	• Marketing/Sales

• Finance/Capital Allocation	• Talent Management

• Financial Expertise/Literacy	• Mergers & Acquisitions

• Financial Services Industry	• Strategy

OUTSIDE DIRECTORSHIPS

• S2Y Yachts	• American Chemet Corporation

AMELIA A. HUNTINGTON Age: 54 Director Since: 2018

Ms. Huntington, who became a Director in October of 2018, served as the Chief Executive Officer of Philips Lighting Americas, a leading manufacturer of commercial and residential lighting solutions, until January of 2018, after serving as Chief Executive Officer of Philips Lighting, Professional Lighting Solutions, an assignment based in Amsterdam, The Netherlands. Prior to joining Philips Lighting in April 2013, Ms. Huntington held senior leadership positions with Schneider Electric over the course of a 22-year career, including Chief Operating Officer of Schneider Electric North America and CEO of subsidiary, Juno Lighting Group. Our Nominating and Corporate Governance Committee and Board believe that her extensive experience in multinational operations makes her an asset to our Board.

SKILLS AND QUALIFICATIONS

• Management	• Talent Management

• Marketing/Sales	• International

• Strategic Alliances	• Mergers & Acquisitions

• Business Operations	• Business Ethics

• Technology/Systems (IoT)	• Strategy

THOR COMMITTEES

• Audit	• Compensation and Development

OUTSIDE DIRECTORSHIPS

• The Duchossois Group	• S & C Electric Company

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WILSON JONES Age: 59 Director Since: 2014

Mr. Jones, who became a Director in August of 2014, is the Chief Executive Officer and a director of Oshkosh Corporation, a leading designer, manufacturer and marketer of a broad range of specialty vehicles and vehicle bodies. Mr. Jones joined Oshkosh Corporation in 2005 and held senior leadership positions in the Fire & Emergency Segment until July of 2007 when he became President of Pierce Manufacturing, Inc. From September of 2008 to September of 2010, Mr. Jones held the position of Executive Vice President and President of the Fire & Emergency segment. From September of 2010 to August of 2012, Mr. Jones led the Access Equipment Segment as Executive Vice President and President, the largest business segment of the company, until his appointment to President and Chief Operating Officer. He was named President and Chief Executive Officer in January of 2016. Our Nominating and Corporate Governance Committee believe his experience in specialty vehicles and management experience make him an asset to our Board.

SKILLS AND QUALIFICATIONS

• Business Ethics	• Marketing/Sales

• Corporate Governance	• Technology/Systems

• International	• Business Operations

• Talent Management	• Government/Public Policy

• Strategy	• Risk Management

• Management	• Mergers & Acquisitions

• Financial/Capital Allocation

THOR COMMITTEES

• Compensation and Development (Chair)	• Nominating and Corporate Governance

OUTSIDE DIRECTORSHIPS

• Oshkosh Corporation Board of Directors (2012 – Present)

• Wisconsin Manufacturer’s Commerce Board of Directors (2018 – Present)

• Green Bay Packers Board of Directors ( 2020 – Present)

CHRISTOPHER KLEIN Age: 57 Director Since: 2017

Mr. Klein, who became a Director in December 2017, is the Chief Executive Officer and is the Executive Chairman of Fortune Brands Home & Security, Inc., a leading manufacturer of home and security products. Mr. Klein joined Fortune Brands, Inc. in 2003 and held corporate strategy, business development, and operational positions until he became CEO of Fortune Brands Home & Security in 2010. Previously, Mr. Klein held key strategy and operating positions at Bank One Corporation and also served as a partner at McKinsey & Company, a global management consulting firm. Mr. Klein spent his early career in commercial banking, at both ABN AMRO and First Chicago. Our Nominating and Corporate Governance Committee and Board believe that his management experience as chief executive officer of a public company, as well as his treasury and consulting background make him an asset to our Board.

SKILLS AND QUALIFICATIONS

• Business Head/Administration	• International

• Corporate Governance	• Management

• Finance	• Mergers & Acquisitions

• Finance/Capital Allocation	• Risk Management

• Talent Management	• Strategic Alliances

• Financial Expertise/Literacy	• Strategy

• Financial Services Industry

THOR COMMITTEES

• Nominating and Corporate Governance	• Compensation and Development

OUTSIDE DIRECTORSHIPS

• Fortune Brands Home & Security, Inc.	• Ravinia Festival

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	25

J. ALLEN KOSOWSKY Age: 72 Director Since: 2010

Mr. Kosowsky, who became a Director in March of 2010, is a certified public accountant who since 1985 has conducted business through his own advisory firm. The firm provides services that include business and intellectual property valuations, forensic accounting and financial analysis, and alternative dispute resolutions. Mr. Kosowsky is a Partner in charge of Litigation Services at Cirone/Friedberg CPAs in Connecticut, a mid-sized CPA firm. From January of 2003 to February of 2010, Mr. Kosowsky served as the Chairman of the board of directors and Chairman of the audit committee for ON2 Technologies Inc., a U.S. based video compression software company, which was acquired by Google, Inc. On September 17, 2016, Mr. Kosowsky became a National Association of Corporate Directors fellow. From 2017 to 2020, Mr. Kosowsky was on the board of BlackRidge Technology International, Inc., a cyber security software company and served as the Lead Director, Chair of the audit committee, and a member of the compensation and nominating and governance committees. Our Nominating and Corporate Governance Committee and Board believe that his extensive accounting experience and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.

SKILLS AND QUALIFICATIONS

• Business Ethics	• Risk Management

• Corporate Governance	• Strategy

• Financial Services Industry	• Cyber Security

• Real Estate	• Business Operations

• Mergers & Acquisitions	• Financial Expertise/Literacy

• Litigation	• Finance

• Management	• Technology/Systems

• Financial/Capital Allocation	• Taxation

• International

THOR COMMITTEES

• Audit	• Nominating and Corporate Governance (Chair)

OUTSIDE DIRECTORSHIPS

• Naugatuck Valley Corporation (2014 – 2015)

ROBERT W. MARTIN President and Chief Executive Officer Age: 51 Director Since: 2013

Mr. Martin has been with our Company since 2001 when we acquired Keystone RV, where he worked since July of 1998. Mr. Martin currently serves as our President and Chief Executive Officer. From August of 2012 to July of 2013, Mr. Martin served as the Company’s President and Chief Operating Officer. Mr. Martin previously served as President of our RV Group from January of 2012 to August of 2012. Prior to becoming President of our RV Group, Mr. Martin was President of Keystone RV from January of 2010 to January of 2012 and Executive Vice President and Chief Operating Officer of Keystone RV from January of 2007 to January of 2010. Mr. Martin has held various positions with Keystone RV, including Vice President of Sales and General Manager of Sales. Prior to joining Keystone RV, Mr. Martin held positions at Coachmen Industries, Inc., a former recreational vehicle and manufactured housing company. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

SKILLS AND QUALIFICATIONS

• Management	• Talent Management

• Risk Management	• Business Ethics

• Strategy	• Marketing/Sales

• Business Operations	• Mergers & Acquisitions

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PETER B. ORTHWEIN Chairman Emeritus of the Board Age: 75 Director Since: 1980

Mr. Orthwein, a co-founder of our Company, currently serves as Chairman Emeritus of the Board, having been appointed to this position in August of 2019 after serving as Executive Chairman. He retired from his position as Executive Chairman with the Company in 2019. Mr. Orthwein has served as a Director of our Company since its inception, Chairman of our Company from 1980 to 1986, Vice Chairman of our Company from 1986 to November of 2009, and Treasurer of our Company from 1980 to November of 2009. Our Nominating and Corporate Governance Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

SKILLS AND QUALIFICATIONS

• Management	• Mergers & Acquisitions

• Financial Expertise/Literacy	• Strategy

• Business Operations	• Finance/Capital Allocation

JAN H. SUWINSKI Age: 79 Director Since: 1999

Mr. Suwinski, who became a Director in July of 1999, joined the faculty of the Samuel-Curtis Johnson Graduate School of Management, Cornell University in July of 1996 and served as its Clinical Professor of Management and Operations, where he co-taught the Strategic Operations Immersion course, as well as courses in Business Strategy and Strategic Alliances. Mr. Suwinski retired from the faculty in June of 2016. Starting in 1965, Mr. Suwinski served in a variety of managerial roles at Corning, Incorporated, a global manufacturing company. From 1990 to 1996, Mr. Suwinski was Executive Vice President, Opto Electronics Group at Corning, Incorporated and, from 1992 to 1996, Mr. Suwinski was Chairman of Siecor, a Siemens/Corning joint venture. Mr. Suwinski was formerly a director of ACI Worldwide, Inc. and Tellabs, Inc. Mr. Suwinski also served on the board of directors of Ohio Casualty Group, Inc. from 2002 to 2007. Our Nominating and Corporate Governance Committee and Board believe that his management experience and his significant public company board experience make him an asset to our Board.

SKILLS AND QUALIFICATIONS

• Academia/Education	• Strategic Alliances

• Business Operations	• Insurance Industry

• Risk Management	• Management

• International	• Finance/Capital

• Government/Public Policy	Allocation

• Business Ethics	• Strategy

• Corporate Governance	• Financial Services

• Talent Management	Industry

THOR COMMITTEES

• Audit	• Compensation and Development

OUTSIDE DIRECTORSHIPS

• ACI Worldwide, Inc (2007 – 2018)

• Tellabs, Inc. (1997 – 2013)

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	27

JAMES L. ZIEMER Age: 70 Director Since: 2010

Mr. Ziemer, who became a Director in December of 2010, was the President and Chief Executive Officer at Harley Davidson, Inc. from 2005-2009 and served as a director for that company from 2004-2009. Mr. Ziemer joined Harley-Davidson in 1969 and held a series of positions in manufacturing, engineering, accounting, parts and accessories, and finance. From 1991 until his election as the President and Chief Executive Officer of Harley-Davidson in 2005, he served as the Chief Financial Officer. Mr. Ziemer also served as President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. Our Nominating and Corporate Governance Committee and Board believe that Mr. Ziemer’s substantial management experience, including as a chief executive officer of a public company, and his financial expertise and training, which qualify him as an “audit committee financial expert”, make him an asset to our Board.

SKILLS AND QUALIFICATIONS

• Management	• Marketing/Sales

• Finance/Capital Allocation	• Corporate Governance

• Finance	• International

• Strategy	• Risk Management

• Business Operations	• Business Ethics

• Financial Expertise/Literacy

THOR COMMITTEES

• Audit (Chair)	• Nominating and Corporate Governance

OUTSIDE DIRECTORSHIPS

• Textron, Inc. (2007 – 2018)

• Harley-Davidson, Inc. (2004 – 2009)

FY2020 INDEPENDENCE OF DIRECTORS	FY2020 TENURE
For Fiscal Year 2020, Peter B. Orthwein was considered a non-independent director under NYSE rules. He retired as Executive Chairman at the end of Fiscal Year 2019.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	29

BOARD OF DIRECTORS: STRUCTURE,

COMMITTEES AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The Board and Management recognize the goal of good corporate governance. It is upon basic tenets of good governance upon which our Company operates. Thor’s Board-adopted Governance Guidelines serve as the framework for consistently effective governance of the Company. The Guidelines are regularly reviewed and updated from time to time and are available for review on our website, www.thorindustries.com.

BOARD SELECTION PROCESS

Our Nominating and Corporate Governance Committee, with assistance from our Chairman, screens candidates and recommends nominees to the full Board. Our By-laws provide that our Board may set the number of Directors at no fewer than one (1) and no more than fifteen (15). Our Board currently consists of nine (9) Directors - each Director will stand for election each year.

Our Nominating and Corporate Governance Committee has relied upon board search firms in identifying suitable candidates. During this process, the Board adheres to a Diversity Policy as it engages in an evaluation of a widely-diverse set of candidates. An important consideration in our prospective Board member evaluation includes his or her obligation to their primary company and/or to other boards that would detract from their obligation to fully serve on our Board. Further, the Committee will consider Shareholder nominations of candidates for our Board on the same basis as Board-identified candidates, provided that any such nominee possesses the requisite business, management, and educational experience.

PROXY ACCESS

Our By-laws allow a group of up to twenty (20) Shareholders who have owned at least 3% of our outstanding shares for a period of at least three (3) years to nominate up to two (2) or 25% of the seats up for election, whichever is greater, and include those nominations in our Proxy Statement.

BOARD STRUCTURE AND LEADERSHIP

Thor’s Board of Directors is chaired by an independent director, Andy Graves. Our Board is led by strong Committee chairs, Messrs. Jones (Compensation and Development), Kosowsky (Nominating and Corporate Governance), and Ziemer (Audit).

Our Board has three standing Committees with the principal functions described below. The charters of each of these Committees are posted on our website at www.thorindustries.com and are available in print to any Shareholder who requests them.

Audit Committee

The principal functions of our Audit Committee include to:

•	Attend to the appointment, retention, termination, and oversight, including the approval of compensation, of the Company’s independent auditors.

30	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

•	Maintain communications among our Board, our independent registered public accounting firm, and our internal accounting staff with respect to accounting and auditing procedures, implementation of recommendations by such independent registered public accounting firm, the adequacy of our internal controls, and related matters.

•	Review and approve the annual audit plan and all major changes to the plan.

•	Review and discuss, with management and the independent auditor, financial statements and disclosure matters and prepare relevant reports with respect thereto.

•	Oversee the selection and removal of the internal audit director.

•	Oversee compliance and risk management matters, including reviewing the Company’s code of business conduct and ethics.

•	Review and approve all related-party transactions, defined as those transactions required to be disclosed under item 404 of Regulation S-K.

Compensation and Development Committee

The principal functions of our Compensation and Development Committee include to:

•	Establish and review executive compensation policies and guiding principles.

•	Review and approve the compensation of our Chief Executive Officer and evaluate his performance in light of such compensation.

•	Review and approve the compensation of our Executive Officers.

•	Evaluate and approve the design of compensation and benefit programs for our Executive Officers.

•	Assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

•	Review management and leadership development, succession planning, and retention for our Company.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	31

Nominating and Corporate Governance Committee

The principal functions of our Nominating and Corporate Governance Committee include to:

•	Address all matters of corporate governance.

•	Evaluate qualifications and candidates for positions on our Board using the criteria set forth under the heading “Proposal 1 – Election of Directors”.

•	Review succession plans, including policies and principles for the selection and performance review of the Chief Executive Officer.

•	Establish criteria for selecting new Directors, nominees for Board membership, and the positions of Chairman and Chief Executive Officer.

•	Review all components of compensation for Independent Directors, including our Chairman.

•	Determine whether a Director should be invited to stand for re-election.

•	Oversee the Company’s ESG Committee.

Board of Directors and Committees of the Board

Name	Board	Audit Committee	Compensation and Development Committee	Nominating and Corporate Governance Committee

Andrew Graves	Chair

Amelia A. Huntington	✔	✔	✔

Wilson Jones	✔		Chair	✔

Christopher Klein	✔		✔	✔

J. Allen Kosowsky*	✔	✔		Chair

Robert W. Martin	✔

Peter B. Orthwein	✔

Jan Suwinski	✔	✔	✔

James Ziemer*	✔	Chair		✔

Total Fiscal Year 2020 Meetings	6	9	12	5

* Our Board has determined that Mr. Kosowsky and Mr. Ziemer are “audit committee financial experts” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Each member of each Committee is independent in accordance with the rules of the NYSE and our Director Independence Standards, which are available on our website, www.thorindustries.com.

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DIRECTOR INDEPENDENCE

Of our nine Directors, only one is employed by our Company, our CEO Mr. Martin. With the exception of Mr. Martin and Mr. Orthwein (who retired as an employee of the Company at the end of Fiscal Year 2019), our Board is comprised entirely of “independent” Directors as that term is defined by both NYSE listing standards and our own Governance Guidelines. The Board conducts an annual review to determine the continued “independence” of all of our Independent Directors (currently, Messrs. Suwinski, Ziemer, Graves, Kosowsky, Klein, Jones, and Ms. Huntington).

INDEPENDENT DIRECTOR MEETINGS

Thor’s Independent Directors, as an entire body or part thereof, meet in non-executive sessions that include Mr. Orthwein and all of the Independent Directors and in executive session of independent directors at the conclusion of each Audit Committee meeting and Compensation and Development Committee meeting as well as upon the conclusion of each Board meeting.

DIRECTOR ATTENDANCE

During Fiscal Year 2020, the Board of Directors held 6 meetings. In the aggregate, Directors attended 96% of the total meetings of the full Board. No Director attended less than 75% of the combined total meetings of the full Board and the Committees on which the Director served during this past year. All of the members of the Board are encouraged, but not required, to attend the Company’s Annual Meeting of Shareholders. All of the members of the Board attended the 2019 Annual Meeting. Due to an illness, Mr. Kosowsky attended the annual meeting by telephone.

ANNUAL BOARD AND COMMITTEE EVALUATION

Each year, our Board conducts evaluations of each Committee and the Board as a whole. This process includes evaluation of the individual members of the Committees and the Board. The evaluation includes a process of dynamic feedback designed to identify areas of increased focus.

BOARD RISK OVERSIGHT

At both the full Board and Committee level, a primary function of our Board of Directors is to oversee the Company’s risk profile and the processes established by management for managing risk. Our Board and its Committees regularly evaluate these risks and the mitigation strategies employed by management. In general terms, our Committees oversee the following risks:

Audit Committee

All risks related to financial controls, including all applicable legal, regulatory, and compliance risks, as well as the overall risk management governance structure, including evaluating and responding to the assessments of both our internal audit department and our external auditors.

Compensation and Development Committee

All risks associated with the design and elements of our compensation program and related compliance issues, and all risks associated with the process of developing our people and succession planning.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	33

Nominating and Corporate Governance Committee

All risks within the scope of the Company’s governance programs and applicable compliance issues.

In performing its oversight responsibilities, the Board relies, in part, upon the results and information gained through the Company’s Enterprise Risk Management Program, and considers the program for amendment, as appropriate. The program is designed to ensure appropriate risk monitoring of, and controls over, risks associated with our business. Risks evaluated through the program include, but are not limited to, strategy, acquisition integration, legal, compliance, human resources, mergers & acquisitions, IT & cyber security, operations, and finance risks.

The Board receives regular reports from management regarding the status of its risk management programs, and provides input and direction designed to keep the risk management programs effective against dynamic and ever-evolving risks applicable generally to commercial enterprises and specifically to our Company.

The Board and management have developed a culture of risk awareness and risk management that includes annual Company-wide ethics training. Through this constant process, the Company gains input from a great number of its employees as it evaluates risks and updates its management plan accordingly.

DIVERSITY POLICY

In Fiscal Year 2017, our Board formalized a diversity policy that it has followed in recent Board candidate searches. Under the Board’s diversity policy, the initial list of candidates to be considered must include qualified candidates with diversity of race, ethnicity, and gender.

SUCCESSION PLANNING

Our Board is actively engaged in talent management and succession planning. Our succession plan and talent management programs are reviewed semi-annually with the Compensation and Development Committee, and then reviewed and considered by the full Board. These discussions include an ongoing evaluation of our talent and leadership bench and the succession plan that envisions those individuals’ advancement to key positions in our Company.

In addition, high-potential employees are regularly evaluated and engaged in comprehensive training, both on the job and in the classroom. During Fiscal Year 2016, we instituted a program of executive studies through the University of Notre Dame in which high-potential employees and top-level management participate in a series of comprehensive programs designed to provide further education relevant to their job functions. This program provides a mechanism for the advancement of key employees.

MANDATORY RESIGNATION POLICY

In Fiscal Year 2017, our Board implemented a mandatory age-based resignation policy, requiring each Director who is 72 years of age or older to submit his or her resignation for consideration by the Board at our October Board meeting for action at our Annual Meeting. If the Board accepts the Director’s resignation at the October Board meeting, the Director’s resignation would be effective at the Annual Meeting.

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SHAREHOLDER COMMUNICATIONS

We encourage Shareholder communication with the Company. Any communications from interested parties directed toward our Board or Independent Directors specifically may be sent to Andy Graves, our Independent Chairman, who forwards to each of the other Board members or Independent Directors, as appropriate, any such communications that, in the opinion of Mr. Graves, deal with the functions of our Board or the Committees thereof or that he otherwise determines require their attention. Mr. Graves’ address for this purpose is c/o Thor Industries, Inc., Attention: Corporate Secretary, 601 East Beardsley Avenue, Elkhart, IN 46514.

CODE OF ETHICS

We have adopted a written code of ethics, the “Thor Industries, Inc. Business Ethics Policy”, which is applicable to all of our Directors, Officers, and employees, including our principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, and other Executive Officers identified in this Proxy Statement who perform similar functions (collectively, the “Selected Officers”). Our code of ethics is posted on our website found at www.thorindustries.com and is available in print to any Shareholder who requests it. Each year members of the management teams at each of our subsidiaries, as well as our NEOs, engage in training on our Business

Ethics Policy. We intend to disclose any changes in, or waivers from, our code of ethics applicable to any Selected Officer on our website or by filing a Form 8-K with the SEC.

OUR GOVERNANCE PRACTICES

Thor is committed to governance principles that are designed to be in the best interest of our Shareholders. Our Board evaluates each governance principle as it uniquely applies to Thor. In some instances, this leads our Board to adopt and/or maintain policies that it deems in the best interest of Thor that may not be fully consistent with the views held by others. These decisions and determinations are not made lightly; instead, great consideration is given to the adoption of principles believed to be best suited to Thor’s long-term success. Controlling governance principles include:

•	Our Board currently has a total of nine (9) members, seven (7) of whom are independent, and all of whom have significant business operations and/or management experience.

•	Our Board is not classified, meaning each Director is elected by the Shareholders annually.

•	We maintain separate Chairman and CEO positions.

•	Our Chairman is Independent.

•	Directors who are not elected by a majority of votes cast in uncontested elections are required to submit their resignation, subject to acceptance by the Board.

•	The Board and each of its Committees conduct an annual self-evaluation.

•	Our Board and NEOs have stock ownership and retention guidelines.

•	We closely monitor the alignment of our NEO compensation with our long-term Shareholder return and with benchmarks.

•	We maintain a policy prohibiting derivative trading, hedging, and pledging by our Section 16 Officers and Directors.

•	We adopted a “no-fault” clawback policy that requires all recipients of incentive compensation to repay any compensation awarded based on financial results that are subsequently restated.

•	The Board regularly reviews the Company’s succession plan and talent management program.

•	There is no Shareholder rights plan or “poison pill”.

•	Our Board instituted a mandatory resignation policy, requiring each Director 72 years of age or older to submit his or her resignation for consideration by the Board.

•	There is no enhancement of executive compensation upon a change in control.

•

Our compensation arrangements include a double trigger for all awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award and/or grant.

•	Management and the Board maintain a Shareholder engagement strategy, which has created the opportunity and expectation of outreach to our Shareholders.

•	We maintain an ESG policy effectuated by a Committee over which our Nominating and Governance Committee has oversight.

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DIRECTOR COMPENSATION

For service in Fiscal Year 2020, each of our non-employee Directors was to receive an annual cash retainer of $170,000, payable quarterly, plus expenses. However, the Board moved in step with our management team and reduced its cash retainer payment by 40% temporarily during the shutdown of our operations caused by the pandemic as both the Board and management sought to align compensation with the return to our shareholders. During Fiscal Year 2020, our Chairman received an additional $250,000 cash retainer, payable quarterly. The Chairs of our Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee received an additional annual retainer of $20,000, payable quarterly. The following table summarizes the compensation paid to our non-employee Directors in Fiscal Year 2020:

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)	Totals ($)

Andrew Graves	$395,333	—	$99,988	$495,321

Amelia Huntington	$158,667	—	$99,988	$258,655

Wilson Jones(3)	$174,000	—	$99,988	$273,988

Christopher Klein	$158,667	—	$99,988	$258,655

J. Allen Kosowsky	$177,333	—	$99,988	$277,321

Peter B. Orthwein(4)	$158,667	—	—	$158,667

Jan H. Suwinski	$158,667	—	$99,988	$258,655

James L. Ziemer	$177,333	—	$99,988	$277,321

(1) Fees consist of an annual cash retainer for Board and Committee service and an additional annual cash retainer paid to the Chairman and the Committee Chairs.

(2) Stock Awards consist of a restricted stock unit award of 1,934 units each on October 10, 2019, under our 2016 Plan, which award vested on the anniversary date of the date of grant.

(3) Mr. Jones became Chairman of the Compensation and Development Committee in December, 2019.

(4) Mr. Orthwein retired as Chairman of the Company on July 31, 2019, but remained on the Board as the Chairman Emeritus. Mr. Orthwein did not receive an equity grant for his service on the Board in Fiscal Year 2020.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	37

EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

The following is a list of the names, ages, titles, and certain biographical information of our current Executive Officers who are not Directors as of October 30, 2020. Executive Officers serve at the discretion of our Board of Directors.

COLLEEN ZUHL Senior Vice President and Chief Financial Officer Age: 54

Ms. Zuhl, a Certified Public Accountant, joined our Company in June of 2011 and currently serves as Senior Vice President and Chief Financial Officer. Prior to accepting her role as Vice President and Chief Financial Officer in October of 2013, Ms. Zuhl served the Company as Vice President and Controller from February of 2013 to October of 2013, Interim Chief Financial Officer from October of 2012 to February of 2013, and Director of Finance from June of 2011 to October of 2012. Prior to joining our Company, Ms. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE, from August of 2006 to June of 2011.

TODD WOELFER Senior Vice President, General Counsel, and Corporate Secretary Age: 53

Mr. Woelfer joined our Company in August of 2012, and currently serves as Senior Vice President, General Counsel, and Corporate Secretary. Prior to joining our Company, Mr. Woelfer served as managing partner of May Oberfell Lorber where his practice focused on advising corporate clients. From May of 2007 through May of 2010, Mr. Woelfer served as General Counsel to All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE.

KENNETH D. JULIAN Senior Vice President of Administration and Human Resources Age: 53

Mr. Julian has been with our Company since March of 2004, and currently serves as Senior Vice President of Administration and Human Resources. Mr. Julian served as Vice President, Human Resources from July of 2009 until August of 2014. Mr. Julian previously served as Vice President of Administration of Keystone RV from March of 2004 to June of 2009. Prior to joining our Company, Mr. Julian served as the Director of Operations and Human Resources, as well as Corporate Secretary, for Ascot Enterprises, Inc. from February of 1989 to March of 2004.

JOSEF HJELMAKER Chief Innovation Officer Age: 43

Mr. Hjelmaker joined our company in September of 2020 as our Chief Innovation Officer. Prior to joining our Company, Mr. Hjelmaker led the global cooking product development organization of Whirlpool since 2016. Prior to his tenure at Whirlpool, Mr. Hjelmaker worked for more than 16 years in the automotive industry at Delphi Electronics and Safety (now Aptiv) in various leadership roles.

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PROPOSAL 2 – RATIFICATION OF OUR

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audits of our financial statements and our internal control over financial reporting for the Fiscal Year ending July 31, 2021. Deloitte was our independent registered public accounting firm for the Fiscal Year ended July 31, 2020. Unless a Shareholder directs otherwise, proxies will be voted FOR the approval of the selection of Deloitte as our independent registered public accounting firm for the Fiscal Year ending July 31, 2021.

Representatives of Deloitte will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to any Shareholder questions that may arise.

We are asking our Shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of Deloitte to our Shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our Shareholders.

Independent Registered Public Accounting Firm Fees (Paid to Deloitte & Touche LLP)

The following table represents the aggregate fees billed to us for Fiscal Years 2020 and 2019 by Deloitte:

	Fiscal Year 2020	Fiscal Year 2019

Audit Fees	$4,457,000	$4,040,320

Audit-Related Fees	—	—

Subtotal	$4,457,000	$4,040,320

Tax Fees	$709,439	$322,500

All Other Fees	—	—

Total Fees	$5,166,439	$4,362,820

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	39

Audit Fees

Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees

Represents fees for assurance and related services which are reasonably related to the audit of our financial statements.

Tax Fees

Represents fees for professional services related to taxes, including the preparation of domestic and international returns, tax examinations assistance, and tax planning.

All Other Fee

Represents fees for products and services provided to us not otherwise included in the categories above.

Our Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.

Our Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services Deloitte, our independent registered public accounting firm, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by our Audit Committee. Our Audit Committee pre-approved all audit and non-audit services provided by Deloitte during Fiscal Year 2020.

40	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, monitoring compliance with laws, regulations, and standards of business conduct. The Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.thorindustries.com and is available in print to any Shareholder who requests it.

Management of the Company has the primary responsibility for the financial reporting process, including the system of internal control. In Fiscal Year 2020, the Company’s internal audit department performed extensive diligence and intensive review of the Company’s internal control processes. Deloitte & Touche LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.

In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the Fiscal Year ended July 31, 2020 with the Company’s management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the disclosures from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2020.

The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the NYSE.

The Audit Committee

James L. Ziemer, Chair

J. Allen Kosowsky

Jan H. Suwinski

Amelia A. Huntington

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	41

PROPOSAL 3 – ADVISORY VOTE TO APPROVE

THE COMPENSATION OF OUR NEOs

We seek input from our shareholders on our compensation program through what is commonly called the “Say on Pay” vote. The Company also invites all shareholders to provide feedback directly to the Company by contacting Todd Woelfer, one of our NEOs and our Corporate Secretary. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. While the Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation and Development Committee, or the Board. The feedback from our shareholders is very important to us. The Board and the Committee will review the voting results and consider them, along with any specific insight gained from Shareholders of the Company and other information relating to the Shareholder vote on this proposal, when making future decisions regarding executive compensation.

Through your vote of approval, we ask that you endorse the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including disclosures in the Compensation Discussion and Analysis section, the compensation tables, and any related material disclosed in this Proxy Statement, is hereby APPROVED.

42	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2020

In our Compensation Discussion and Analysis, we describe the compensation plan for our Named Executive Officers for Fiscal Year 2020 and discuss an important evolution of that Plan as we look ahead. These NEOs include:

ROBERT W. MARTIN President and Chief Executive Officer

TODD WOELFER Senior Vice President, General Counsel and Corporate Secretary

COLLEEN ZUHL Senior Vice President and Chief Financial Officer

KEN JULIAN Senior Vice President of Administration and Human Resources

It is uncommon to only have four (4) NEOs reported in our Proxy Statement, however, with the retirement of Peter Orthwein, our former Executive Chairman, at the end of Fiscal Year 2019, the Company was led by four (4) policy-making executives during Fiscal Year 2020. During the Fiscal Year 2020, the Company sought to hire a fifth executive who will serve as an NEO. Given the impact of the pandemic, that hire did not occur until the beginning of Fiscal Year 2021 when the Company hired Josef Hjelmaker, our Chief Innovation Officer. Mr. Hjelmaker will be our Company’s fifth NEO.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	43

EXECUTIVE SUMMARY

OUR BUSINESS

Thor owns operating subsidiaries that, combined, form the largest manufacturer of recreational vehicles in the world. In Fiscal Year 2019, Thor completed a transformational acquisition acquiring one of Europe’s largest RV manufacturers, the Erwin Hymer Group. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on September 28, 2020.

2020 Business Highlights

Our Fiscal Year 2020 included periods of strong performance and a period of complete shutdown of operations as the worldwide pandemic compelled temporary closure of all of our operating facilities. As the year began, the industry was recovering from an industry-wide dealer inventory correction that affected much of Fiscal Year 2019. Market indications at the end of the 2019 calendar year suggested that recovery was complete and indicated strong prospects for our Spring selling season. However, as we reached the Spring selling season, the world was hit with the pandemic. By March, our management team was compelled to shut down all of our domestic and international operating facilities. At the time, there was no indication of when we would be able to reopen. Our management team focused on developing a return-to-work playbook designed to enable our Company to reopen as safely as possible in the face of a pandemic. By May, the Company began reopening its facilities. By mid- June, all of the facilities were operating. The Company’s return-to-work strategy was defined by its strict screening, mask, contact tracing, and quarantining protocols. To this point, we believe the protocols we put in the place have proved effective.

After being significantly impacted by the pandemic, the RV market began to recover in May. By the end of June, the North American market was strong, while regions of the European market were likewise showing signs of recovery. In July, the industry realized its best wholesale sales for the month of July in over four decades. During the fourth quarter of Fiscal Year 2020, we experienced an increase in net income before taxes of 35% as compared to the fourth quarter of Fiscal Year 2019.

For the year, despite the significant impact of the pandemic, our sales increased from $7.86 billion to $8.17 billion while our net income increased from $133.3 million to $223.0 million and we generated cash from operations of $540.9 million.

Our stock performance mirrored the rollercoaster market conditions of Fiscal Year 2020. Our stock started the year trading at $59.60. Prior to being impacted by the pandemic, our stock climbed to $88.09 on February 20, 2020. Just one month later during the pandemic, on March 18, 2020, our stock price bottomed out at $34.61. From there, as we recommenced operations and the stock market rebounded, our stock price climbed and closed Fiscal Year 2020 trading at $113.99, which was an increase from its low point of over 229% in just over 4 months and over 90% for the full Fiscal Year. We are very pleased with how management guided the Company’s financial performance through this precarious time and how it seized opportunities in our market. But even more so, we are proud of how management accomplished performance objectives, while focusing on the safety of our team members while operating in the face of a pandemic, quickly adapting to a very new normal in our operating environment, remaining focused on ESG initiatives, and aggressively addressing diversity and inclusion efforts.

44	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

Key highlights from Fiscal Year 2020 include:

•	Impacted by the pandemic, North American Towables and North American Motorized sales decreased 9.2% and 15.7%, respectively compared to Fiscal Year 2019’s sales performance;

•	Net income attributable to Thor Industries, Inc. of $223.0 million, as the Company worked through an industry- wide excess inventory issue that significantly impacted Fiscal Year 2019’s performance;

•	Diluted EPS of $4.02;

•	To finance the Erwin Hymer Group acquisition, we took on debt totaling approximately $2.2 billion. In Fiscal Year 2020, we paid down an additional $275 million on our EHG acquisition debt. Life to date, we have paid down a total of $678 million

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	45

EXECUTIVE COMPENSATION HIGHLIGHTS

Highlights of our compensation practices for Fiscal Year 2020 included:

•	Incorporated feedback from proxy advisory firms and shareholders in establishing our new 2020 compensation plan reinforcing long-term incentive components of our plan, while introducing two new metrics, free cash flow and return on invested capital;

•	No upward adjustment in base compensation except for our Chief Financial Officer;

•	Continued input and advice from our compensation consultant;

•	Continued analysis of, and reliance upon, benchmarking data;

•	Maintenance of our comprehensive “no fault” clawback policy;
•	Voluntary temporary reduction in NEO base compensation at the direction of management and the Board due to the pandemic;

•	No discretionary awards paid to our NEOs;

•	Maintenance of our Stock Ownership and Retention Guidelines;

•	No awards of stock options;

•	No perquisites awarded to our NEOs other than a periodic physical exam;

•	No written employment contracts, severance agreements, or golden parachutes with our NEOs; and

•	Continued dedication to our transparent and true “pay for performance” philosophy based on profit before tax.

CEO Compensation (Mr. Martin)

	FY 2020		Metric	FY 2019	Metric	% Change

Base Salary	$634,616	(1)		$750,000		-15.4%

Annual Incentive Award	$2,902.796		1.018%(2)	$5,532,480	1.50%	-47.5%

Long Term Incentive	$3,921,028		1.232%(3)	$2,766,248	0.75%	41.7%

Total Compensation	$7,458,440			$9,048,728		-17.6%

(1) Mr. Martin requested that the Board reduce his base salary to $0 during the temporary shutdown caused by the pandemic.

(2) Mr. Martin’s Fiscal Year 2020 Annual Incentive Award percentage was 1.018% of the Company’s NBT.

(3) Mr. Martin’s Fiscal Year 2020 Long Term Incentive percentage was comprised of RSUs which were awarded at .616% of NBT and PSUs which will be evaluated and awarded over a two-year performance period based on performance against FCF and ROIC goals. For purposes of this chart, the PSUs were recognized at targeted amount.

46	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

OUR COMPENSATION PHILOSOPHY:

TYING PAY TO PERFORMANCE

LOOKING AHEAD: THE EVOLUTION OF OUR PLAN

Since our inception in 1980, our compensation philosophy has relied upon incentive-based pay to align management’s compensation with the success of the Company, and thereby, its return to shareholders. Historically, our plan has utilized net income before tax (“NBT”) as the sole measure of tracking performance. In 2012, we introduced our Restricted Stock Unit program which also utilized NBT as its sole barometer of performance. Our plan maintained tight alignment between pay and performance.

Despite the success of our historical pay plan, we frequently evaluated the plan and considered alternatives to determine if other plans might align pay even more appropriately with our shareholder return. Fiscal Year 2020 marked our first year under our new plan, which remains true to the underlying pay for performance philosophy upon which our Company was founded, but represents an important evolution of our plan.

OUR NEW PLAN

Our new plan is comprised of a base salary, our Management Incentive Plan (“MIP”), and a long-term incentive (“LTI”) component that is comprised of equal parts Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”). NBT remains as the metric that determines the MIP and RSU awards while Return on Invested Capital (“ROIC”), and Free Cash Flow (“FCF”)

are the metrics used to determine the shares issued in connection with our PSU awards. Performance related to PSUs granted in Fiscal Year 2020 will be measured over a two-year period based on North American operations. For grants thereafter, performance related to PSUs will be measured over a three-year period based on global operations.

The foundation of the new plan is firm reliance upon our compensation benchmark process. Using benchmarks for our NEOs, the Compensation Committee, in consultation with the CEO, will determine each year where within the benchmark ranking it desires the NEOs to be placed. For Fiscal Year 2020, our CEO’s benchmark was set at 35% of the total direct compensation paid to CEOs in our peer group. The targeted compensation is determined by evaluating the Company’s 3-year forecast. Importantly, this analysis will be performed and the metrics reset each year to promote alignment with benchmarks. Relying on the forecasted performance and the targeted compensation, the percentages to be used for both MIP and LTI will be reconsidered each year to create the targeted compensation at forecasted performance. We believe this mechanism will prevent excessive compensation that might otherwise arise from steadily growing NBT, ROIC, and/or FCF because each year the compensation percentages will be reset to align with the benchmarked targets and projected performance.

Once targeted compensation is determined, it is then split equally between cash and equity compensation. The cash component will be comprised of the determined base salary and a targeted award under our MIP. The MIP sharing percentage will be determined by subtracting the base salary from the targeted cash compensation and then dividing the resulting figure by our forecasted NBT established through our annual plan to reach a percentage.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	47

The LTI component of the new plan is comprised of equal parts RSUs and PSUs. The RSUs awarded will be based on a percentage of NBT in a manner consistent with our historical practice, with shares of the Company issued thereafter on a one share per RSU basis over a three-year vesting period, while shares issued in connection with PSU awards will be determined based upon realization of targets for the key performance metrics, ROIC and FCF, over the relevant performance period. Shares earned based on PSU tied performance will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally):

Percentage of Realization of Target	Percentage Payout of Award

Less than 50%	0%

50%-150%	The actual percentage of realization will equal the percentage of payout

Greater than 150%	200%

The first payout of shares based on PSU performance will occur at the conclusion of Fiscal Year 2021.

Other key elements of our plan include:

•	If NBT is zero or less, no incentive compensation would be payable under our MIP or RSU portion of our LTI;

•	We do not award Options;

•	We do not provide executive management with any excessive perqs;

•	We do not provide management with any contracts that commit the Company to any severance or golden parachutes;

•	We require a double trigger Change in Control provision for our equity awards; and

•	We maintain a no-fault clawback policy.

We will continue our critical analysis of our compensation programs relative to our return to our shareholders. Based on that ongoing assessment, the Committee will annually evaluate whether the program is in need of further evolution.

The Committee respectfully requests our Shareholders to support the pay plan including the announced modifications by voting “Yes” on this year’s Say on Pay vote.

Our focus on intentionally aligning management’s pay with our shareholders through the years has been recognized with favorable recommendations from the leading proxy advisory firms, including ISS and Glass Lewis. Our shareholders have also been supportive through historical votes and direct feedback.

48	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

In addition to the “pay for performance” principles first adopted by our founders in 1980, our Compensation and Development Committee is guided by the following practices and principles:

1.

USE OF BENCHMARKING: We benchmark our executive compensation levels to our compensation peer group and to the market generally to ensure that our pay practices are in line with recognized practices of like-sized manufacturing companies.

SHAREHOLDER UNDERSTANDING AND FEEDBACK IS IMPORTANT TO US During Fiscal Year 2014, we began to solicit input and feedback on our compensation program from our Shareholders. The response to date has been overwhelmingly supportive of our program. We will continue to take advantage of opportunities to solicit input from our Shareholders in the future as Shareholder understanding and feedback is important to us. Our Senior Vice President, General Counsel and Corporate Secretary, Todd Woelfer, coordinates these discussions for us. Feel free to contact Todd if you have questions or wish to provide feedback about our compensation program. He can be reached at (574) 970-7460 or investors@thorindustries.com

2.	WORK WITH COMPENSATION CONSULTANT: In Fiscal Year 2020, the Compensation and Development Committee utilized Willis Towers Watson as its compensation consultant.

3.	SEEK TO ATTRACT AND RETAIN TOP LEVEL TALENT: The Committee aims for pay practices that are competitive with industry competitors who are our local competition for talent.

4.

ALIGN THE PAY PLAN WITH SHAREHOLDER INTERESTS: The Committee supports a pay plan that places a significant portion of our executives’ pay at risk, making it variable and dependent upon the pre-tax profits of our business and ROIC and FCF.

5.

INCENTIVIZE SUSTAINED PROFITABILITY: The Committee promotes a pay plan that incentivizes our executives to deliver sustained profitability for our Shareholders within the guidelines of good corporate governance. The three-year vesting schedule for the RSU component of our LTI, and the multi-year performance measurement period for the PSU component of our LTI, not only helps retain key talent, but also incentivizes management to perform over the long term.

6.

IDENTIFY AND MANAGE RISK: Our Committee evaluates and seeks to minimize risk exposure that is inherent in any pay for performance plan. A strong “no fault” clawback policy, discussed below, helps mitigate the risk as does diligent review of the process that results in compensation decisions.

7.	REVIEW AND EVALUATE TALLY SHEETS

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	49

8.

AVOID CONTRACTS OR COMMITTED POST-EMPLOYMENT OBLIGATIONS FOR OUR TOP EXECUTIVES: Our Company does not typically enter into written employment agreements for severance or for compensation in the event of a change in control.

9.

MAINTAIN A SIMPLE, TRANSPARENT PAY PROGRAM AND AVOID ANY SIGNIFICANT PERQUISITES FOR OUR EXECUTIVES: Options are not awarded. Our NEOs get no perquisites that are not paid to all of Thor’s full-time employees other than a periodic physical exam. Like all employees at Thor who are compensated at a level greater than $125,000 per year, our NEOs are ineligible for our 401(k) program but are eligible for our non-matching deferred compensation program.

10.

EXERCISE LIMITED OR NO DISCRETION: Our pay program is designed to award our management team when performance merits it and to respond appropriately when performance does not. Accordingly, we do not actively revisit the outputs from our program to adjust pay upward or downward. While we have, on very limited occasion, issued unplanned discretionary bonuses in the circumstances of a limited, not likely to be repeated, outstanding performance, we otherwise do not generally exercise discretion in awarding compensation to our NEOs.

11.

MAINTAIN A “NO FAULT” CLAWBACK POLICY: Our Board of Directors is required to clawback any incentive-based compensation paid to any employee within three (3) years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive-based pay program.

12.

AVOID SINGLE TRIGGER VESTING OF EQUITY-BASED AWARDS UPON CHANGE IN CONTROL: In Fiscal Year 2015, the Board approved (for implementation in Fiscal Year 2016) a double trigger for all future awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award.

13.

PROHIBIT HEDGING OR PLEDGING OF COMPANY SECURITIES BY OUR NEOS OR BOARD MEMBERS: The Company prohibits our Executive Officers and members of its Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

50	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

LOOKING BACK: REVIEWING THE ELEMENTS OF COMPENSATION FROM FISCAL YEAR 2020

Base Salary

Base salaries are part of the compensation package paid to our executives and are determined according to various factors, including benchmarking, experience, talent, contribution, industry standards, expectations, and performance.

On an annual basis, all employees’ base salaries are reviewed for possible adjustments. Adjustments, though, are not automatic. Instead, they are determined in conjunction with available benchmarking data and/or merit-based factors, driven either by exceptional performance or promotion that often is based on experience with our Company. For our executives, the Compensation and Development Committee considers the market practices of our peer group as a guide for recognized ranges of base compensation.

For Fiscal Year 2020, no adjustment to base salaries were made except for our Chief Financial Officer.

Variable Incentive Compensation

Variable, performance-based elements comprise the vast majority of our NEOs’ compensation. Payouts under the elements, our MIP and LTI, are determined based on our NBT, FCF, and ROIC. For Fiscal Year 2020, our NEOs’ compensation was approximately 85% incentive-based pay. Our philosophy promotes heavy reliance on variable performance-based pay.

Cash-Based Variable Incentive Awards

Cash-based variable incentive compensation consists of our MIP. We generally rely on true GAAP numbers for purposes of calculating our NBT and do not otherwise manipulate earnings. The performance metrics by which NBT is multiplied for the performance-based cash incentive compensation for our NEOs are determined prior to our Fiscal Year or within the first portion thereof. The amount of cash incentive compensation for our NEOs is generally calculated and paid on a quarterly basis.

The incentive formulas for our Fiscal Year 2020 MIP and cash payouts for our NEOs were as follows:

Name	Performance Metric	Award

Robert W. Martin	1.018% of Company Pre-Tax Profit	$2,902,796

Colleen Zuhl	0.362% of Company Pre-Tax Profit	$1,032,232

Todd Woelfer	0.332% of Company Pre-Tax Profit	$946,688

Kenneth D. Julian	0.124% of Company Pre-Tax Profit	$353,582

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	51

The receipt of the cash incentive compensation is contingent upon the executive being employed with the Company or an operating subsidiary at the time of payment; certification by our Compensation and Development Committee that the amount proposed to be paid under the Plan is consistent with pre-determined formulas; and that, upon considering any relevant factors including our no fault clawback policy, there exists no cause to consider payment of a lesser amount.

Long-Term Equity Incentive Plan

Our LTI is comprised of both RSUs and PSUs. The PSUs granted in Fiscal Year 2020 will be evaluated on a two-year cycle with the number of shares to be awarded based on performance after the conclusion of Fiscal Year 2021. Future PSU awards will be evaluated on a three-year cycle. Like the MIP, the RSU component of our LTI used Fiscal Year 2020 NBT as the metric to determine the number of RSUs awarded under the plan.

The RSUs awarded in Fiscal Year 2020, based on the metrics below, vest in three (3) equal annual installments beginning on the anniversary date of the grant. Participants must remain employees of our Company or one of its subsidiaries through the vesting period to be entitled to receive the stock that is issued upon vesting of the RSUs. An important tool for talent retention, our LTI program provides that any employee who leaves our Company before the vesting date immediately forfeits their right to receive any and all outstanding unvested RSUs and forfeits outstanding PSUs for which the relevant performance period has not ended.

The value of the RSU and PSU awards granted to our NEOs for Fiscal Year 2020 were as follows:

Name	FY 2020 Metric	RSU Amount	PSU Amount	Total LTI(1)

Robert W. Martin	1.232% of Company Pre-Tax Profit	$1,756,592	$2,164,436	$3,921,028

Colleen Zuhl	0.568% of Company Pre-Tax Profit	$809,857	$998,339	$1,808,196

Todd Woelfer	0.503% of Company Pre-Tax Profit	$717,180	$883,667	$1,600,847

Kenneth D. Julian	0.266% of Company Pre-Tax Profit	$379,264	$467,661	$846,925

(1) The RSU and PSU amounts are determined by valuation as of the grant date based on FASB ASC Topic 718.

54	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

ADDITIONAL COMPENSATION ELEMENTS

Benefits and Perquisites

Unlike most of our peers, we offer no benefits or perquisites to our NEOs that are not available to our broader employee population with the exception of a requested periodic physical exam to track the health of our NEOs.

Retirement Plans

Our Company does not offer retirement plans to our NEOs. Furthermore, our NEOs are excluded from eligibility in our company-sponsored 401(k) plan, but may participate in our non-matching Deferred Compensation Program that is available to all full-time employees who are precluded from participating in our 401(k) program.

Stock Ownership and Retention Guidelines

In Fiscal Year 2013, our Board adopted stock ownership guidelines for our NEOs and our Board. In Fiscal Year 2015, our Board’s ownership guideline was increased to three (3) times the Board retainer amount. The guidelines require retention of the following levels of stock:

Title	Stock Level

Chief Executive Officer	5 times base salary

Other NEOs	3 times base salary

Board of Directors	3 times base annual retainer

Our NEOs and Board of Directors must satisfy the requirement within five (5) years of, in the case of our NEOs, the date of their first LTI award at their current position or, in the case of the Board of Directors, the date of their first annual award. All Board members and NEOs are either in compliance with the guidelines or will be in compliance once the guideline becomes applicable.

Clawback Policy

As mentioned above, on a “no fault” basis, our Board of Directors is required to clawback any excess incentive-based compensation paid to any employee within three (3) years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive-based pay program.

Anti-Hedging and Pledging Policy

Our Company prohibits our Executive Officers and members of its Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	55

Severance Plans and Change in Control Agreements

Our Company does not typically enter into written employment agreements for severance or for compensation in the event of a change in control. Our key employees are important to the Company’s long-term success and their value is determined by their efforts to improve our performance. From those efforts, these employees create their own protection in the event of a change in control or employment circumstance. Currently, none of our NEOs has such an agreement with the Company.

Prior to Fiscal Year 2016, the Thor Industries, Inc. 2010 Equity and Incentive Plan (our “2010 Plan”) specified that, upon the occurrence of a change in control, all options and/ or restricted stock and restricted stock unit awards will automatically become vested and exercisable in full and all restrictions or conditions, if any, on any restricted stock or restricted stock unit awards would automatically lapse. In Fiscal Year 2015, the Board voted to amend this plan commencing with restricted stock units awarded based on Fiscal Year 2016 results to require a “double trigger” before such shares would vest. The “double trigger” provides that vesting would occur only upon the occurrence of both a Change in Control (as defined in the 2010 Plan) and either a corresponding change in employment status or the failure of an acquirer to assume the awards. This “double trigger” requirement is a key element in the Thor Industries, Inc. 2016 Equity and Incentive Plan that was approved by the Shareholders at our Fiscal Year 2017 Annual Meeting.

The aggregate value of change in control and termination benefits for each NEO is summarized under the subheading, “Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers” on page 74.

Section 409A of the Code

Our compensation plans and programs are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

HOW WE MAKE COMPENSATION DECISIONS AND WHY WE MADE THEM FOR FISCAL YEAR 2020

The Compensation Committee

Our Compensation and Development Committee is responsible for the oversight of our compensation plan. Each year, the Compensation and Development Committee engages in a thorough evaluation of the performance of our NEOs.

The Board of Directors conducts a review of our CEO, Mr. Martin. These evaluations are significant factors to the Committee as it determines the base salary and incentive compensation elements of the compensation plans for the CEO.

Mr. Martin does not participate in his own performance evaluation or in setting his own compensation. For the other NEOs, the Chairman and CEO evaluate each NEO’s individual performance and recommend a tailored compensation plan for that individual to the Compensation and Development Committee. The Compensation and Development Committee then reviews and votes to approve or modify these recommendations.

56	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

For more information on the Compensation and Development Committee, view our Corporate Governance Section of this Proxy Statement. Additionally, the Compensation and Development Committee’s charter can be found on our website at www.thorindustries.com.

Our Independent Compensation Consultant

In Fiscal Year 2020, the Compensation and Development Committee utilized Willis Towers Watson as its compensation consultant. Willis Towers Watson reports directly to the Committee, and the Committee is empowered to retain or replace Willis Towers Watson or hire additional consultants at any time. A representative of Willis Towers Watson regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Additionally, a representative from Willis Towers Watson regularly meets in executive session with the Committee.

Willis Towers Watson’s role is to provide market and peer group data and to advise the Committee on compensation-related decisions.

During Fiscal Year 2020, the compensation consultant provided the following services to the Committee:

•	Provided periodic reports of executive compensation trends;
•	Provided peer group analysis, including benchmarking data, supporting recommendations for the Company’s executive compensation;

•	Reviewed drafts and commented on elements of the Company’s Compensation Discussion and Analysis;

•	Advised the Committee of regulatory developments;

•	Ran TSR analyses for our Committee; and

•	Modeled and evaluated alternative pay programs.

In Fiscal Year 2020, the total fees and expenses attributable to Willis Towers Watson were $160,023.

Our Compensation Peer Group

Importantly, Willis Towers Watson assists the Committee in determining an appropriate compensation peer group. Our Company has a unique challenge in its peer review process. With the exception of two competitors who are not reasonable compensation peers due to significant size differences, none of the companies with whom we compete for talent are publicly-traded and, therefore, our competitors do not publicly disclose their compensation practices. Geographic proximity to our competitors makes the competition for key talent an ever-present challenge. Our compensation plans are developed with that fact in mind and are designed to attract and retain industry-leading talent through a program that is reasonable and heavily tied to our Company’s financial performance. In Fiscal Year 2020, as it has previously, Thor benchmarked its executive pay against a peer group of publicly-traded companies and used this data in conjunction

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	57

with our own industry-specific knowledge in evaluating its executive compensation practices. The Compensation and Development Committee periodically reviews and, as indicated, updates the peer group. Our general guidelines for our peer group are to include companies that are one-half to two times our revenue. Our peer group represents manufacturing companies of similar size as expressed in sales and market capitalization. Additionally, we sought to identify manufacturing firms that introduce their products to market through dealerships or franchises. While the compensation peer group is not comprised of our market competitors, it nevertheless provides a somewhat meaningful basis for market comparison of our executive compensation packages. Included in our peer evaluation was the consideration of the disclosed peers of the members of our peer group. We believe the peer group below represents as good a comparator group as can currently be found for our Company. Our peer group for Fiscal Year 2020 consisted of the following companies:

FY 2020 PEER GROUP

• AGCO Corporation	• Ingersoll Rand Plc

• American Axle Manufacturing, Inc.	• Navistar International Corporation

• Arconic, Inc.	• Oshkosh Corporation

• BorgWarner, Inc.	• Owens Corning

• Dover Corporation	• Parker-Hannifin Corporation

• Fortune Brands Home & Security, Inc.	• Polaris Industries Inc.

• The Goodyear Tire & Rubber Company	• Stanley Black & Decker, Inc.

• Harley-Davidson, Inc.	• Tenneco, Inc.

• Illinois Tool Works, Inc.	• Textron, Inc.

We evaluate our pay for performance system on a regular and consistent basis. In doing so, we analyze the peer group’s compensation data as reported in their most recent proxy statements. In this process, we measure actual pay data with comparable NEOs and the aggregate NEO compensation. We also evaluate the fixed and incentive-based variables of our compensation program as compared to the peer group. This information is then presented to the Committee for its consideration as it determines the appropriate compensation of our NEOs.

58	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

MEASURING THE ALIGNMENT: EVALUATING THE RELATIONSHIP BETWEEN OUR FISCAL YEAR 2020 PERFORMANCE AND OUR COMPENSATION

As noted above, our founders developed a pay strategy that was specifically intended to align pay with Company financial performance, which, over the long-term, aligns the pay with our shareholders. Fiscal Year 2020 posed a second straight year of testing our compensation plan’s ability to align pay with shareholder return in a uniquely tumultuous market. Our Fiscal Year 2020 results include:

•	An increase in sales of nearly 4.0% to $8.17 billion;

•	An increase in net income of 67% to $223 million; and

•	Diluted earnings per share up 63% to $4.02.

The compensation of our NEOs under the new compensation plan was impacted by their request to reduce their compensation during the shutdown of our operations as a result of th pandemic. It’s clear, though, that the pay plan paid our NEOs less than the scale of our peer group and most publicly traded companies when you compare the relative performance of the Company as measured by the increase in our stock price or increase in EPS and the increase in NEO compensation. The chart below compares the percentage decline of our CEO’s compensation to the percentage increases of our net income and EPS for Fiscal Year 2020.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	59

Consistent with prior years, our Fiscal Year 2020 compensation plan relied heavily upon variable incentive-based pay. The following graphs depict the relative breakdown between base salary and variable incentive pay as reported in the Summary Compensation Table on page 64.

As demonstrated in the charts above, implementation of our philosophy resulted in approximately 92% of our CEO compensation and approximately 85% of our NEO compensation being variable, performance-based compensation for Fiscal Year 2020. The charts above reveal a heavy dependency of the pay program on variable, performance-based compensation. While our Compensation and Development Committee maintains discretion to issue appropriate and necessary bonuses to our NEOs to ensure retention of key talent and also to ensure that formulaic bonuses are earned in the context of good governance, ethics, and business practices, the performance-based incentive compensation portion of the NEO compensation generally increases and decreases based upon the profitability of the Company.

60	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

REPORT OF THE COMPENSATION AND DEVELOPMENT COMMITTEE

We, the Compensation and Development Committee of the Board of Directors of Thor Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. After our review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2020.

The Compensation and Development Committee

Wilson Jones, Chair

Christopher Klein

Jan H. Suwinski

Amelia Huntington

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	61

2020 CEO PAY RATIO

In accordance with SEC rules, for Fiscal Year 2020, we determined the annual total compensation of our median compensated employee and present a comparison of that annual total compensation to the annual total compensation of our President and CEO, Robert W. Martin.

•	The Fiscal Year 2020 annual total compensation of Mr. Martin was $7,458,440.

•	The Fiscal Year 2020 annual total compensation of our median compensated employee was $44,885.

•	Accordingly, the ratio of Mr. Martin’s annual total compensation to the annual total compensation of our median compensated employee for Fiscal Year 2020 was 166 to 1*.

*This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of the SEC’s Regulation S-K.

The SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of Mr. Martin, the Company’s Chief Executive Officer.

IDENTIFICATION OF MEDIAN EMPLOYEE

As of July 31, 2020, the end of our fiscal year, we had approximately 14,900 U.S. employees and approximately 7,350 non-U.S. employees. Our non-U.S. employees were acquired partially through Fiscal Year 2019 and therefore excluded from our determination of the median employee previously. This year we were required (under SEC rules) to recalculate our median employee with the inclusion of our non-U.S. employees. Therefore, our median employee has been updated for Fiscal Year 2020. Our non-U.S. employee’s compensation was converted into U.S. dollars.

CEO Pay Ratio

Name	2020 Total Compensation	CEO Pay Ratio

Robert Martin	$7,458,440	166:1

Median Employee	$44,885

* Annual total compensation, as calculated in accordance with Item 402 of Regulation S-K.

62	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For Fiscal Year 2020, the Compensation and Development Committee was comprised entirely of the four (4) Independent Directors listed on page 60. No member of the Compensation and Development Committee is a current or, during our Fiscal Year 2020 or any time before, was a former officer or employee of the Company or any of its operating subsidiaries. During Fiscal Year 2020, no member of the Compensation and Development Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In Fiscal Year 2020, none of our Executive Officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation and Development Committee of the Company.

Compensation Risk Assessment

As our Compensation and Development Committee evaluates our compensation programs, it considers many areas of risk potentially associated with the various programs as well as steps that can be taken to mitigate those risks. The process of risk consideration and, when appropriate, mitigation is a dynamic process that is considered at each meeting. This process includes consideration of many factors, including:

•	Oversight of the business and our MIP and LTI provided to our NEOs;

•	Our entrepreneurial culture, which we believe encourages employees to think like owners;

•	Our internal controls, which we believe have been strengthened over the past several years and are consistently reviewed for further opportunity of improvement;

•	Rigorous internal audits that are conducted throughout our Company on a regular basis;

•	Our enterprise risk management program, including an annual assessment of the risks facing our Company led by senior management;

•	Stock Ownership Guidelines, the time-based vesting component of RSU awards under our LTI and the multi-year performance measurement periods for the FCF and ROIC components of PSUs awarded under our LTI, which encourage long-term value creation, and serve to counterbalance potentially significant short-term incentive-based compensation;

•	The performance criteria of our MIP and LTI programs, which emphasizes overall business results over individual performance;

•	Linear award calculations under our MIP, with no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards;

•	Historically, the same metric – pre-tax profits – used each year; which metric has not been changed to take advantage of any benefits associated with short-term circumstances and which metric has been supplemented with the FCF and ROIC components for our LTI;

•	Our ability to consider non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for Executive Officers;

- Our ability to use downward discretion and clawback payments;
- Finance officers of each of our operating subsidiaries report to our Chief Financial Officer; and
- The relative performance of the pay program as assessed through the analytics utilized by shareholder advisory firms, which allows for dynamic monitoring of the pay program's alignment with our compensation group peers and our own performance.

We do not believe that our compensation program creates risk that is reasonably likely to have a material adverse effect on the Company. However, we will continue to monitor all risks associated with the pay practices.

64	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

EXECUTIVE COMPENSATION

The following tables, narrative, and footnotes disclose the compensation paid to the Named Executive Officers of the Company. During Fiscal Year 2020, the Named Executive Officers include the: Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President, General Counsel, and Corporate Secretary; and Senior Vice President of Administration and Human Resources.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers in Fiscal Years 2020, 2019, and 2018:

Name Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert W. Martin	2020	634,616	—	3,921,028	(4)	—	2,902,796	(5)	—	—	7,458,440
President and Chief	2019	750,000	—	2,766,248		—	5,532,480		—	—	9,048,728
Executive Officer	2018	750,000	—	4,747,718		—	9,495,435		—	—	14,993,153

Colleen Zuhl	2020	678,943	—	1,808,196	(6)	—	1,032,232	(7)	—	—	3,519,371
Senior Vice President	2019	600,000	—	1,069,616		—	774,647		—	—	2,444,263
& Chief Financial	2018	600,000	—	1,835,784		—	1,329,361		—	—	3,765,145
Officer

Todd Woelfer	2020	563,077	—	1,600,847	(8)	—	946,688	(9)	—	—	3,110,612
Senior Vice President	2019	600,000	—	848,316		—	627,014		—	—	2,075,330
General Counsel &	2018	600,000	—	1,455,967		—	1,076,149		—	—	3,132,116
Corporate Secretary

Kenneth D. Julian	2020	469,231	—	846,925	(10)	—	353,582	(11)	—	—	1,669,738
Senior Vice President	2019	500,000	—	719,224		—	368,832		—	—	1,588,056
of Administration &	2018	500,000	—	1,234,407		—	633,065		—	—	2,367,472
Human Resources

(1) All compensation figures in this table are rounded to the nearest dollar amount.

(2) The amounts in this column reflect the payment of discretionary bonuses.

(3) Share awards were determined in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the value of the awards, see Note 16 to the Company’s consolidated financial statements in the Form 10-K.

(4) This amount consists of equity incentive plan awards paid to Mr. Martin for Fiscal Year 2020 which (i) are subject to a formula equal to .616 % of our adjusted Fiscal Year 2020 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a two-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $4,328,872. We did not set targets or goals for the RSU portion of our LTI.

(5) This amount consists of a non-equity incentive plan award to Mr. Martin in Fiscal Year 2020 which was based on a formula equal to 1.018% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

(6) This amount consists of equity incentive plan awards paid to Ms. Zuhl for Fiscal Year 2020 which (i) are subject to a formula equal to .284% of our adjusted Fiscal Year 2020 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a two-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $1,996,678. We did not set targets or goals for the RSU portion of our LTI.

(7) This amount consists of a non-equity incentive plan award to Ms. Zuhl for Fiscal Year 2020 which was based on a formula equal to 0.362% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

(8) This amount consists of equity incentive plan awards paid to Mr. Woelfer for Fiscal Year 2020 which (i) are subject to a formula equal to .252 % of our adjusted Fiscal Year 2020 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a two-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $1,767,335. We did not set targets or goals for the RSU portion of our LTI.

(9) This amount consists of a non-equity incentive plan award to Mr. Woelfer for Fiscal Year 2020 which was based on a formula equal to 0.332% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

(10) This amount consists of equity incentive plan awards paid to Mr. Julian for Fiscal Year 2020 which (i) are subject to a formula equal to .133 % of our adjusted Fiscal Year 2020 pre-tax profits with respect to the RSU portion of our LTI and (ii) are subject to the Company’s realization of its goals for both ROIC and FCF over a two-year performance period with respect to the PSU portion of our LTI. The value of the PSU award at the grant date assuming that the highest level of performance conditions will be achieved was $935,322. We did not set targets or goals for the RSU portion of our LTI.

(11) This amount consists of a non-equity incentive plan award to Mr. Julian for Fiscal Year 2020 which was based on a formula equal to 0.124% of our adjusted pre-tax profits for each fiscal quarter during the Fiscal Year.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	65

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2020

The following table summarizes the grants made to each of our NEOs for Fiscal Year 2020 under our 2016 Plan or other plans or arrangements:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Share and Options Awards(3)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(2)	Threshold ($)	Target ($) (#)(1)		Maximum ($) (#)(2)

Robert W. Martin	9/09/2019	$0	$1,879,900
	9/09/2019				$0	$1,137,543	(1)		$1,756,592(4)

	9/09/2019				$0	45,338		90,676	$2,164,436(5)

Colleen Zuhl	9/09/2019	$0	$668,491
	9/09/2019				$0	$524,451	(1)		$809,857(6)

	9/09/2019				$0	20,912		41,824	$998,339(7)

Todd Woelfer	9/09/2019	$0	$613,091
	9/09/2019				$0	$464,435	(1)		$717,180(8)

	9/09/2019				$0	18,510		37,020	$883,667(9)

Kenneth D. Julian	9/09/2019	$0	$228,986
	9/09/2019				$0	$245,606	(1)		$379,264(10)

	9/09/2019				$0	9,796		19,592	$467,661(11)

(1) Under our Plan, for Fiscal Year 2020, we did not set targets or goals for our MIP or the RSU portion of our LTI. We compensated on a percentage of our NBT. Due to the lack of identified targets and pursuant to SEC guidance, the targets listed here are representative targets equal to amounts that would be earned in Fiscal Year 2020 under our non-equity incentive plan and under the RSU component of our equity incentive plan based on our Fiscal Year 2019 results. With respect to the RSU component of our LTI, NBT is denominated in dollars, but the relevant percentage of NBT earned will be paid out in restricted stock units in the form of whatever number of shares of the Company on a 1-to-1 basis that amount translates into at the time of the payout.

(2) Our 2016 Plan limits total award at $20,000,000.

(3) Represents the fair value per share of awards as of the grant date pursuant to FASB ASC Topic 718.

(4) As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.616% of our pre-tax profits during Fiscal Year 2020. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(5) As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Martin was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the two-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

(6) As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Ms. Zuhl was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.284% of our pre-tax profits during Fiscal Year 2020. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(7) As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Ms. Zuhl was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the two-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

(8) As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Woelfer was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.252% of our pre-tax profits during Fiscal Year 2020. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(9) As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Woelfer was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the two-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

(10) As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Julian was granted a performance-based equity incentive award under the 2016 Plan payable in restricted stock units equal to 0.133% of our pre-tax profits during Fiscal Year 2020. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of issuance of such stock units. Because this award is based on a percentage of our pre-tax profits, it is impossible to calculate targets and meaningful maximum amounts for such awards. Refer to footnotes 1 and 2.

(11) As shown under the column “Share Awards” in the Summary Compensation Table and as described in “Compensation Discussion and Analysis”, Mr. Julian was granted performance stock units under the 2016 Plan from which common stock may be payable. These targeted awards will be subject to adjustment at the conclusion of the two-year measurement period based upon the Company’s realization of its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based upon the following schedule (with ROIC and FCF components weighted equally): Less than 50% Realization of Target – 0% payout of award; 50% - 150% Realization of Target – actual percentage of realization will equal the percentage of payout; Greater than 150% Realization of Target – 200% payout of award.

66	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

EXECUTIVE EMPLOYMENT AGREEMENTS

Currently, none of our NEOs have written employment agreements.

SUMMARY OF EQUITY COMPENSATION PLANS

Thor Industries, Inc. 2016 and 2010 Equity and Incentive Plans

Our 2016 Equity Incentive Plan (the “2016 Plan”) and our 2010 Equity Incentive Plan (the “2010 Plan” and together with the 2016 Plan the “Equity Plans”) are each designed to enable us to obtain and retain the services of the types of employees and Directors who will contribute to our long-range success and to provide incentives that are linked directly to increases in share value, which will inure to the benefit of our Shareholders. The maximum number of shares issuable under each of the Equity Plans is 2,000,000 (subject to adjustment to reflect certain corporate transactions or changes in our capital structure), with 982,258 and 1,211,385 shares remaining available as of July 31, 2020 to be granted under the 2016 Plan and the 2010 Plan, respectively, subject to recycling provisions in the Equity Plans for canceled, forfeited, or expired shares.

ADMINISTRATION

The Equity Plans are administered by the Compensation and Development Committee (our “Committee”). Among other responsibilities, the Committee selects participants from among the eligible individuals, determines the number of shares of Common Stock that will be subject to each award, and prescribes the terms and conditions of each award, including without limitation the exercise price, methods of payment, vesting provisions, and restrictions on awards.

ELIGIBILITY

Our employees and Directors and those of our affiliated companies (employees of affiliated companies only with respect to the 2010 Plan), as well as those whom we reasonably expect to become our employees and Directors or those of our affiliated companies (employees of affiliated companies only with respect to the 2010 Plan), are eligible to receive awards.

AVAILABLE EQUITY AWARDS

STOCK OPTIONS

Under each of our Equity Plans, the Committee may grant incentive and non-statutory stock options. The exercise price of an incentive or non-statutory stock option must generally be at least 100% (and in the case of an incentive stock option granted to a more than 10% Shareholder, 110%) of the fair market value of the Common Stock subject to that option on the date that option is granted. The Committee determines the rate at which options vest (provided options granted under the 2016 Plan may vest only after the expiration of a minimum one-year period from the date of the award) and any other conditions with respect to exercise of the options, in each case subject to the terms of the applicable Equity Plan. Only employees may be granted incentive stock options.

RESTRICTED AWARDS AND PERFORMANCE COMPENSATION AWARDS

Our Committee may award actual shares of our Common Stock (“Restricted Stock”) or hypothetical Common Stock units having a value equal to

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	67

the fair market value of an identical number of shares of our Common Stock and paid in the form of shares of Common Stock or cash (“Restricted Stock Units”). The Committee may generally determine, in its sole discretion, the terms of each award, including the applicable restricted period prior to delivery or settlement of the award. Participants generally have the rights and privileges of a stockholder as to Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided, that, any cash dividends and stock dividends with respect to the Restricted Stock are withheld by the Company for the participant’s account, and not paid by the Company unless and until the restrictions on the Restricted Stock have lapsed. Participants have no voting rights with respect to any Restricted Stock Units. At the discretion of the Committee, each Restricted Stock Unit may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock. Such dividend equivalents are held by the Company for the participant’s account, and not paid by the Company unless and until the restrictions on the Restricted Stock Units have lapsed. Restricted Stock and Restricted Stock Unit awards may be subject to forfeiture. Generally Restricted Stock and Restricted Stock Units may not be sold or transferred during the restricted period. The Committee may provide for an acceleration of vesting in the terms of any restricted award.

Under each of our Equity Plans, the Committee may designate relevant awards as performance compensation. Performance compensation awards entitle the recipients to receive Common Stock or hypothetical common share units upon the attainment of specified performance goals. Cash bonuses may also be designated as performance compensation awards.

STOCK APPRECIATION RIGHTS

The Committee may, in its discretion, grant stock appreciation rights to participants under our Equity Plans. Generally, stock appreciation rights permit a participant to exercise the right and receive a payment equal to the value of our Common Stock’s appreciation over a span of time in excess of the fair market value of a share of Common Stock on the date of grant of the stock appreciation right.

ADJUSTMENTS IN CAPITALIZATION

If there is a specified type of change in our Common Stock, such as stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization, appropriate equitable adjustments or substitutions will generally be made to the various limits under, and the share terms of, the Equity Plans and the awards granted thereunder. In addition, in the event of certain mergers, the sale of all or substantially all of our assets or our reorganization or liquidation, the Committee may cancel outstanding awards and cause participants to receive, in cash, stock, or a combination thereof, the value of the awards.

68	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

AMENDMENTS

Our Board of Directors may amend, suspend, or terminate the Equity Plans or awards thereunder at any time, provided that amendments to the Equity Plans will not be effective without Shareholder approval if such approval is required by applicable law or stock exchange requirements and amendments to awards without participant approval generally may not impair the participant’s rights under the award. In addition, under the terms of the 2016 Plan, the Company generally may only reduce the exercise price of an option or stock appreciation right, or cancel outstanding option and stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with a lower exercise price, with Shareholder approval.

CHANGE IN CONTROL UNDER THE 2016 PLAN

Subject to the terms of an award agreement, in the event of a change in control, as defined in the 2016 Plan, (i) any and all outstanding options and stock appreciation rights granted under the 2016 Plan shall become immediately exercisable unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, any awards so assumed, converted, replaced, or continued will become immediately exercisable; (ii) any restriction imposed on a restricted award or performance compensation award shall lapse unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, the restrictions on any awards so assumed, converted, replaced, or continued shall lapse; and (iii) the portion of any and all performance compensation awards that remain outstanding following the occurrence of a change in control shall be determined by applying actual performance from the beginning of the performance period through the date of the change in control using the performance formula to determine the amount of the payout or distribution rounded to the nearest whole share of Common Stock. Notwithstanding the foregoing, if the change in control occurs prior to the end of a performance period for an award, the performance formula shall generally be adjusted to take into account the shorter period of time available to achieve the performance goals.

The portion of an award that remains outstanding following the occurrence of a change in control shall vest in full at the end of the performance period set forth in such award so long as the participant’s employment (or if the participant is a Director, service) with the Company or one of its subsidiaries does not terminate until the end of the performance period. Notwithstanding the foregoing, such portion shall vest in full upon the earliest to occur of the following events: (i) the termination of the participant by the Company without cause, (ii) the refusal of the continuing entity to assume, convert, replace, or continue the award, or (iii) the resignation of the participant for good reason.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	69

“Cause” as used in the 2016 Plan generally means the employee has committed or pled guilty to a felony or a crime involving moral turpitude, has engaged in conduct likely to result in harm to the Company’s reputation, has been grossly negligent, has engaged in willful misconduct with respect to the Company, or violated federal or state securities laws. “Good reason” as used in the 2016 Plan generally means a diminution of the participant’s duties or authority, any relocation of more than 50 miles, or a material reduction in salary.

CHANGE IN CONTROL UNDER THE 2010 PLAN

In Fiscal Year 2015, the Board voted to amend the 2010 Plan commencing with Fiscal Year 2016 to require a “double trigger” requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of an award. This change applies to grants made under the 2010 Plan in Fiscal Year 2016 and after. Grants outstanding before the Board approved this change would be treated as follows:

In the event of a change in control, as defined in the 2010 Plan, and regardless of whether in combination with another event such as a termination of the applicable participant’s service by the Company without cause, unless otherwise provided in an award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100% of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100% of such shares of Restricted Stock or Restricted Stock Units subject to such award (including a waiver of any applicable performance goals). In addition, unless otherwise provided in an award agreement, all incomplete performance periods in respect of a performance compensation award will end upon a change in control, and the Committee will (a) determine the extent to which performance goals with respect to each such performance period have been met, and (b) cause to be paid to the applicable participant partial or full performance compensation awards with respect to performance goals for each such performance period based upon our Committee’s determination of the degree of attainment of performance goals or assuming that applicable “target” levels of performance have been attained or on such other basis as determined by our Committee. Further, in the event of a change in control, the Committee may in its discretion and upon advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share of our Common Stock received or to be received by other Shareholders of the Company.

70	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table sets forth information concerning option awards and share awards held by our NEOs as of July 31, 2020:

	STOCK AWARDS

Name	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert W. Martin	104,860	(2)	$11,952,991	45,338	$5,168,079

Colleen Zuhl	40,358	(3)	$4,600,408	20,912	$2,383,759

Todd Woelfer	32,037	(4)	$3,651,898	18,510	$2,109,955

Kenneth D. Julian	27,124	(5)	$3,091,865	9,796	$1,116,646

(1) The number of earned PSUs will be determined after the two-year performance period based on performance measured against ROIC and FCF targets. The number of shares indicated represents shares that would be earned at either a threshold or target level of performance, as applicable.

(2) Mr. Martin received a restricted stock unit award of 34,052 units on October 10, 2017; 60,006 units on October 11, 2018; and 53,505 units on October 10, 2019. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(3) Ms. Zuhl received a restricted stock unit award of 12,605 units on October 10, 2017; 23,202 units on October 11, 2018; and 20,688 units on October 10, 2019. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(4) Mr. Woelfer received a restricted stock unit award of 10,084 units on October 10, 2017; 18,402 units on October 11, 2018; and 16,408 units on October 10, 2019. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(5) Mr. Julian received a restricted stock unit award of 8,434 units on October 10, 2017; 15,601 units on October 11, 2018; and 13,911 units on October 10, 2019. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	71

OPTION EXERCISES AND SHARES VESTED IN FISCAL YEAR 2020

There were no options exercised by our NEOs in Fiscal Year 2020. None of our NEOs own options, and none were awarded in Fiscal Year 2020. The following table summarizes information regarding the vesting of share awards for each NEO in Fiscal Year 2020:

	STOCK AWARDS

Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)

Robert W. Martin	38,849	$2,051,698

Colleen Zuhl	14,935	$788,845

Todd Woelfer	12,119	$639,802

Kenneth D. Julian	10,635	$561,062

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	73

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2020

The following table shows the contributions, earnings, and account balances for Fiscal Year 2020 for the NEOs participating in our Deferred Compensation Plan:

Name	Executive Contributions in FY 2020(1)	Registrant Contributions in FY 2020	Aggregate Earnings in FY 2020	Aggregate Withdrawals/ Distributions	Aggregate Balance at 7/31/20

Colleen Zuhl	—	—	$24,499	—	$324,208

Todd Woelfer	$131,397	—	$98,872	—	$831,023

Kenneth D. Julian	$22,242	—	$16,321	—	$311,785

(1) The amounts shown as contributions are also included in the amounts shown as Fiscal Year 2020 salary column of the Summary Compensation Table on page 64.

Summary of Deferred Compensation Plan

On December 9, 2008, our Board approved and adopted the amended and restated Thor Industries, Inc. Deferred Compensation Plan (our “Deferred Compensation Plan”), which was amended and restated primarily to comply with Section 409A of the Code. The general purpose of our Deferred Compensation Plan is to provide our eligible employees with the benefits of an unfunded, non-qualified deferred compensation program.

Under our Deferred Compensation Plan, participants may elect to defer portions of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant.

Participants are vested in their elective deferrals at all times. Vested benefits become payable under our Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change in control, (iii) upon the participant’s death or disability, or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by our Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.

At the time the participant makes a deferral election, the participant may elect a lump sum payment or installment payments spreading payment over 2 to 15 years upon separation from service.

74	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

Our Compensation and Development Committee administers our Deferred Compensation Plan. Our Compensation and Development Committee has the ability to modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan. Our Compensation and Development Committee also has the ability to terminate our Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes in control, provided that the acceleration is permissible under Section 409A of the Code. Our Deferred Compensation Plan is intended to comply with Section 409A of the Code.

Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers

Except for (i) potential payments under our Deferred Compensation Plan and (ii) the previously discussed lapsing of restrictions on certain restricted awards, as of July 31, 2020, there were no potential obligations owed to our NEOs or their beneficiaries under existing plans or arrangements, whether written or unwritten, in the event of a change in control or termination of employment, including because of death, disability, or retirement.

The Company has no employment or similar agreements with any NEO with provisions regarding severance or change in control benefits.

Our Deferred Compensation Plan provides for payment of the vested deferred amounts upon termination of employment and following a change in control. Under our Deferred Compensation Plan, if an NEO’s employment terminated on or before July 31, 2020, or if the NEO died or became disabled, the entire vested account balance (reported in the “Aggregate Balance at 7/31/20” column of the Non-Qualified Deferred Compensation table above) would be paid. A change in control would also trigger payment to the NEO. The Outstanding Equity Awards at 2020 Fiscal Year-End table provides the fair value of outstanding restricted stock units and performance shares that would have vested upon a change of control and either a corresponding change in employment status or the failure of the acquirer to assume such awards occurring as of July 31, 2020. The Performance Shares would vest at the threshold level performance depicted in the Outstanding Equity Awards table.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	75

OWNERSHIP OF COMMON STOCK

The following table sets forth information as of October 19, 2020, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our Common Stock by: (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each Director of the Company; (iii) each Executive Officer of the Company named in the Summary Compensation Table on page 64; and (iv) all Executive Officers and Directors of the Company as a group. As of October 19, 2020, there were 55,366,241 shares of Common Stock issued and outstanding:

	Beneficial Ownership (2)
Name and Address of Beneficial Owner(1)	Number of Shares		Percentage

Peter B. Orthwein	1,942,295	(3)	3.5%

Robert W. Martin	144,713		*

Colleen Zuhl	36,202		*

Todd Woelfer	30,978		*

Kenneth D. Julian	33,408		*

Andrew Graves	14,217		*

Amelia A. Huntington	1,934		*

Wilson Jones	7,197		*

Christopher Klein	3,389	(4)	*

J. Allen Kosowsky	14,197		*

Jan H. Suwinski	23,197		*

James L. Ziemer	20,742	(5)	*

Capital Research Global Investors (U.S) 333 South Hope Street Los Angeles, CA 90071	6,439,331	(6)	11.7%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,807,579	(7)	8.7%

BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105	4,300,360	(8)	7.8%

Kayne Anderson Investment Management, LLC 1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067	3,037,616	(9)	5.5%

All Directors and Executive Officers as a group (twelve persons)	2,272,469		4.1%

* less than 1%

76	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Thor Industries, Inc., 601 East Beardsley Avenue, Elkhart, Indiana 46514.

(2) Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them and such shares include restricted stock and restricted stock units which are currently exercisable or will become exercisable or vested within sixty (60) days from October 19, 2020.

(3) Includes 909,476 shares held directly; 68,780 shares owned by Mr. Orthwein’s wife; 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half- brother, of which Mr. Orthwein is a trustee; 74,783 shares owned of record by the Trust FBO Peter B. Orthwein, of which Mr. Orthwein is the trustee and beneficiary;

124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children for which Mr. Orthwein acts as a trustee; 435,556 shares held in a grantor retained annuity trust of which Mr. Orthwein is the beneficiary and trustee; and 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries.

(4) Includes 3,197 shares held directly; 118 shares held in a tenants in common account of revocable trusts of Mr. Klein and his wife; 37 shares held in an irrevocable trust for the benefit of one of Mr. Klein’s children; and 37 shares held in an irrevocable trust for the benefit of Mr. Klein’s other child. Mr. Klein is an advisor to each of the children’s trusts.

(5) Includes 17,197 shares held directly and 3,545 shares held as custodian for Mr. Ziemer’s grandchildren. Mr. Ziemer disclaims beneficial ownership of these shares.

(6) The number of shares listed for Capital Research Global Investors (U.S.) is based on a Schedule 13F filed on August 14, 2020.

(7) The number of shares listed for The Vanguard Group, Inc. is based on a Schedule 13F filed on August 14, 2020.

(8) The number of shares listed for BlackRock Fund Advisors is based on a Schedule 13F filed August 14, 2020 (represents combined BlackRock Fund Advisors and BlackRock Institutional Trust Company).

(9) The number of shares listed for Kayne Anderson Rudnick Investment Management, LLC is based on a Schedule 13F filed on August 12, 2020.

THOR INDUSTRIES, INC. / 40 YEARS OF RVING	77

78	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

Our Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of our Board if required by Delaware General Corporation Law. Through its review for Fiscal Year 2020 activity, the Audit Committee identified no such transactions.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Delinquent Section 16(a) Reports

The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the NYSE. Specific due dates have been established and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of Section 16 filings filed electronically with the SEC and, as applicable, written representations that no such filings were required, the Company believes that all filing requirements for transactions in Fiscal Year 2020 were satisfied by each of our Officers and Directors, and ten percent (10%) Shareholders of the Company during Fiscal Year 2020. Subsequent to the end of Fiscal Year 2020, Mr. Graves filed two untimely Forms 4 related to two prior transactions, Mr. Klein filed one untimely Form 4 related to three prior transactions, and Mr. Hjelmaker filed one untimely Form 4 related to a restricted stock unit award he received upon his commencement of employment.

Shareholder Proposals

In order to submit Shareholder proposals for the 2021 Annual Meeting of Shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office, no later than July 8, 2021, provided that if the date of the 2021 Annual Meeting of Shareholders is more than 30 days before or more than 30 days after December 18, 2021, then the deadline will be a reasonable time before the Company makes available its proxy materials.

Shareholder director nominations for inclusion in the Company’s Proxy Statement under the Company’s proxy access program must be received by the Secretary at the Company’s principal office not before June 8, 2021 or after July 8, 2021, provided, however, that if the date for which the 2021 Annual Meeting of Shareholders is called is more than 30 days before or more than 30 days after December 18, 2021, then notice by the nominating Shareholder to be timely must be received by the Secretary of the Company by the later of the close of business on the date that is 180 days prior to the date of the 2021 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of such annual meeting.

The Company’s By-Laws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To properly bring before the 2021 Annual Meeting of Shareholders, a nomination or other matter the Shareholder wishes to present at the meeting, Shareholder written notification of such matter, must be received by the Secretary at the Company’s principal office not before August 22, 2021, or after September 21, 2021, provided that if the date for which the 2021 Annual Meeting of Shareholders is called is more than 30 days before or more than 30 days after December 18, 2021, then notice by the Shareholder to be timely must be received by the Secretary not earlier than the close of business on the 100th day prior to the date of the 2021 Annual Meeting of Shareholders and not later than the later of (i) the 75th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made.

All Shareholder proposals must comply with all of the requirements of SEC Rule 14a-8 or the Company’s By-Laws, as applicable. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

Other Matters

Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Todd Woelfer

Senior Vice President,

General Counsel, and Corporate Secretary

November 5, 2020

79

80	NOTICE OF 2020 ANNUAL MEETING & PROXY STATEMENT

NORTH AMERICAN TOWABLE

AIRSTREAM
CrossRoads
CRUISER RV
DRV
Dutchmen
HEARTLAND
Highland Ridge RV
Jayco
KEYSTONE RV COMPANY
KZ RECREATIONAL VEHICLES
REDWOOD
STARCRAFT
VENTURE

NORTH AMERICAN MOTORIZED

AIRSTREAM
ENTEGRA COACH
Jayco
THOR MOTOR COACH

OTHER

Postle Aluminum
TOGO GROUP

EUROPEAN

Buccaneer
bürstner
carado
Compass
CROSSCAMP
Dethleffs
Elddis
ERIBA
ETRUSCO
FREEONTOUR
GOLDSCHMITT
HYMER
LAIKA
LMC
McRent
MOVERA
NIESMANN +BISCHOFF
rent easy
Sunlight
Xplore

THOR
Go Everywhere. Stay Anywhere.

601 East Beardsley Avenue
Elkhart, IN 46514
574.970.7460

WWW.THORINDUSTRIES.COM

THOR INDUSTRIES, INC. ATTN: W. TODD WOELFER 601 EAST BEARDSLEY AVENUE ELKHART, IN 46514

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 12/17/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 12/17/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees
01) Andrew Graves 02) Amelia A. Huntington 03) Wilson Jones 04) Christopher Klein 05) J.Allen Kosowsky
06) Robert W. Martin 07) Peter B. Orthwein 08) Jan H. Suwinski 09) James L. Ziemer 10) William J. Kelley Jr.
The Board of Directors recommends you vote FOR the following proposal(s)							For	Against	Abstain
2. Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2021.							☐	☐	☐
3. Non-binding advisory vote to approve the compensation of our named executive officers (NEOs).							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THOR INDUSTRIES, INC. Annual Meeting of Shareholders December 18, 2020 8:00 AM CST This proxy is solicited by the Board of Directors

The undersigned shareholder of Thor Industries, Inc. hereby appoints Andrew Graves and W. Todd Woelfer, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of THOR INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, CST on December 18, 2020, at The Waldorf Astoria Chicago, 11 East Walton Street, Chicago, IL 60611 and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side